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                                                                     Exhibit 2.1



                            SHARE EXCHANGE AGREEMENT

                                 by and between

                           ROUNDY'S ACQUISITION CORP.

                                       and

                                 ROUNDY'S, INC.



                              Dated: April 8, 2002

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                               TABLE OF CONTENTS
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ARTICLE I Share Exchange ..........................................................   4

      1.1    Share Exchange. ......................................................   4
      1.2    Effective Time .......................................................   5
      1.3    Effect of Share Exchange .............................................   6

ARTICLE II Payment for Shares; Treatment of Stock Options; Dissenters Rights ......   6

      2.1    Payment Agent. .......................................................   6
      2.2    Exchange Procedures ..................................................   6
      2.3    Stock Transfer Books .................................................   7
      2.4    Treatment of Stock Options and Stock Appreciation Rights .............   7
      2.5    Dissenting Shares ....................................................   8

ARTICLE III Closing; Closing Deliveries ...........................................   8

      3.1    Time and Place of Closing ............................................   8
      3.2    Deliveries. ..........................................................   8

ARTICLE IV Representations and Warranties of the Company ..........................  11

      4.1    Corporate Organization ...............................................  11
      4.2    Authorization; No Violations. ........................................  11
      4.3    Capitalization of the Company ........................................  12
      4.4    Subsidiaries and Affiliates ..........................................  12
      4.5    Securities Reports; Financial Statements. ............................  13
      4.6    Absence of Undisclosed Liabilities ...................................  14
      4.7    Absence of Certain Changes or Events .................................  14
      4.8    Legal Proceedings ....................................................  15
      4.9    Taxes. ...............................................................  15
      4.10   Title to Properties and Related Matters. .............................  16
      4.11   Licenses, Permits, Authorizations and Consents .......................  17
      4.12   Intellectual Property ................................................  17
      4.13   Employees. ...........................................................  18
      4.14   Benefit Plans. .......................................................  18
      4.15   Compliance with Applicable Law .......................................  21
      4.16   Minute Books, etc ....................................................  21
      4.17   Environmental Matters. ...............................................  21
      4.18   No Brokers or Finders ................................................  22
      4.19   Company Shareholders' Approval .......................................  22
      4.20   Opinion of Financial Advisor .........................................  22
      4.21   Disclosure Schedule ..................................................  22
      4.22   Contracts ............................................................  22
      4.23   Insurance ............................................................  23
      4.24   Related Party Transactions ...........................................  24
      4.25   Suppliers and Customers ..............................................  24
      4.26   Names and Locations ..................................................  24
      4.27   Officer and Directors; Bank Accounts .................................  24
      4.28   Board Recommendation .................................................  24
      4.29   No Misleading Statements .............................................  25
      4.30   Indebtedness .........................................................  25
      4.31   Expenses .............................................................  25
      4.32   Change in Control Payments ...........................................  25
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ARTICLE V Representations and Warranties of the Buyer .............................  25

      5.1    Corporate Organization ...............................................  25
      5.2    Authorization ........................................................  26
      5.3    Consents and Approvals; No Violations ................................  26
      5.4    Investment Purpose ...................................................  26
      5.5    No Brokers or Finders ................................................  26
      5.6    Financing ............................................................  26

ARTICLE VI Covenants ..............................................................  26

      6.1    Shareholders' Meeting; Board Recommendation; Proxy Statement .........  26
      6.2    Conduct of the Business of the Company Pending Closing ...............  27
      6.3    Non-Solicitation of Other Proposals ..................................  30
      6.4    Amendment of Articles of Incorporation and By-Laws; Voting Trust .....  31
      6.5    The Company's Policy on Redemptions of its Shares ....................  31
      6.6    Access to Personnel, Properties, Books and Records ...................  32
      6.7    Best Efforts. ........................................................  32
      6.8    Confidentiality ......................................................  33
      6.9    Contracts Honored ....................................................  33
      6.10   Directors' and Officers' Indemnification and Insurance. ..............  34
      6.11   Expenses. ............................................................  35
      6.12   Company's Buying Deposit Agreements ..................................  35

ARTICLE VII Conditions to the Obligations of the Buyer ............................  35

      7.1    Representations and Warranties True ..................................  35
      7.2    Performance ..........................................................  35
      7.3    Approvals, Permits, Etc. .............................................  36
      7.4    Delivery of Closing Documents ........................................  36
      7.5    Absence of Certain Events ............................................  36
      7.6    No Material Adverse Change ...........................................  36
      7.7    Consents .............................................................  36
      7.8    Dissenting Shareholders ..............................................  36
      7.9    Shareholders' Meeting ................................................  36
      7.10   Trademark Licenses ...................................................  36
      7.11   Non-Competition Agreements ...........................................  36
      7.12   Financing ............................................................  36
      7.13   Payoff Letters and Releases ..........................................  36

ARTICLE VIII Conditions to the Obligations of the Company .........................  37

      8.1    Representations and Warranties True ..................................  37
      8.2    Performance ..........................................................  37
      8.3    Approvals, Permits, Etc. .............................................  37
      8.4    Delivery of Closing Documents ........................................  37
      8.5    Absence of Certain Events ............................................  37
      8.6    Shareholders' Meeting; Certificate Holders' Meeting ..................  37

ARTICLE IX Termination ............................................................  37

      9.1    Termination ..........................................................  37
      9.2    Effect of Termination. ...............................................  38
      9.3    Superior Proposal. ...................................................  40
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ARTICLE X Miscellaneous Provisions ................................................  41

      10.1   Non-Survival of Representations and Warranties .......................  41
      10.2   Waiver of Compliance .................................................  41
      10.3   Notices ..............................................................  41
      10.4   Public Announcements .................................................  42
      10.5   Binding Effect; Assignment ...........................................  42
      10.6   No Third Party Beneficiary ...........................................  42
      10.7   Captions and Paragraph Headings; Rules of Construction ...............  42
      10.8   Entire Agreement; Modifications; Severability ........................  43
      10.9   Definition of Knowledge ..............................................  43
      10.10  Definition of Material Adverse Effect and Material Adverse Change ....  43
      10.11  Counterparts .........................................................  43
      10.12  Governing Law ........................................................  43
      10.13  Exclusive Jurisdiction ...............................................  43
      10.14  Waiver Of Jury Trial .................................................  43
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                            SHARE EXCHANGE AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into this 8th day of April, 2002, by and between Roundy's Acquisition Corp., a Delaware corporation (the "Buyer"), and Roundy's, Inc., a Wisconsin corporation (the "Company").

     WHEREAS, the Company is engaged in the business of the wholesale distribution and retail sale of food, groceries, general merchandise and other related goods and services related thereto; and

     WHEREAS, the respective Boards of Directors of the Company and Buyer have approved a Share Exchange (as defined below) in accordance with the Wisconsin Business Corporation Law ("WBCL"), upon the terms and subject to the conditions set forth herein and in the Articles of Share Exchange attached hereto, as a result of which the Buyer will acquire the Company and the shareholders of the Company (other than shareholders who perfect dissenter's rights) will be entitled to receive the consideration provided in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the promises and covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                 Share Exchange

     1.1  Share Exchange.

          (a) Subject to the terms and conditions of this Agreement and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2), the Buyer and the Company shall consummate a share exchange (the "Share Exchange") in which each share of the Company's Class A common stock, par value $1.25 per share, and Class B common stock, par value $1.25 per share (collectively, the "Company Common Stock"), actually issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Buyer or any corporation or other entity in which the Buyer has any direct or indirect equity or other ownership interest) (each a "Share" and collectively, the "Shares") shall, except as provided in subsection (b) and Section 2.5 below, and without any action on the part of the holder thereof, be converted into the right to receive from Buyer the Per Share Amount (as defined below in Section 1.1(c)), net to the seller in cash and without any interest thereon, at the times and upon the conditions set forth herein. Until surrendered and canceled, each stock certificate (each a "Certificate") which, immediately prior to the Effective Time, represented Shares, other than Treasury Shares (as defined below), shall be deemed to represent only the right to receive, upon such surrender, the consideration payable hereunder in respect of the Shares represented by such Certificate, on the terms set forth herein. (Each holder of record of a Certificate shall hereinafter be referred to as an "Eligible Shareholder," and all of such Shares held by Eligible Shareholders shall be referred to as "Eligible Shares.")

          (b) Any share of Company Common Stock held as treasury stock other than shares of Company Common Stock held by the Company's Subsidiaries ("Treasury Shares") at the Effective Time shall, by virtue of the Share Exchange, be canceled without payment of any consideration therefor and without any conversion thereof.

          (c) "Per Share Amount" shall mean an amount equal to: (i) the sum of the Purchase Price and the aggregate Strike Price (as defined in Section 2.4) divided by (ii) the aggregate number of shares of the Company Common Stock (other than Treasury Shares but including shares of Company Common Stock owned by Buyer or any corporation or other entity in which the Buyer has any direct or indirect equity or other ownership interest) as of the Effective Time, on a fully diluted basis (including the Stock Option/SAR Shares (as defined in Section 2.4)).

          (d) "Purchase Price" shall mean an amount equal to Seven Hundred Fifty Million Dollars ($750,000,000) less (i) the sum of (A) the Closing Indebtedness Amount and (B) the aggregate amount of Expenses of the Company and its Subsidiaries, plus (ii) the lesser of (A) the amount of income tax savings by the Company attributable to the tax deductions to which the Company will be entitled as a result of the payments made in respect

                                       4

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of the Stock Options and SARs under Section 2.4 hereof and (B) Nine Million Five
Hundred Thousand Dollars ($9,500,000) (the "Options Tax Benefit").

          (e) "Closing Indebtedness Amount" shall mean the amount of the outstanding balance of Indebtedness of the Company and its Subsidiaries as of the date determined in accordance with Section 1.1(h) below; provided that for purposes of such calculation, all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if such Indebtedness was paid in full at the Closing shall be treated as Indebtedness.

          (f) Solely for purposes of this Section 1.1 and Sections 6.2(b) and 7.13, "Indebtedness" shall mean at a particular time the sum of the following, without duplication, (determined on a consolidated basis with respect to the Company and its Subsidiaries): (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security,
(iii) any indebtedness for the deferred purchase price of property or services (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) obligations under capitalized leases (as defined, and in the amount recordable as a liability, in accordance with GAAP),
(v) any indebtedness (other than trade payables and other current liabilities incurred in the ordinary course of business) secured by any Lien (as defined in
Section 1.1(i) below) on the Company's or a Subsidiary's assets, (vi) any cash, book or bank account overdrafts (other than those incurred in the ordinary course of business consistent with past practice and custom), and (vii) any accrued interest payable on the foregoing.

     On the basis of the Company's Financial Statements as of the end of its 2001 fiscal year, the amount of "Indebtedness" determined under the foregoing definition is $235,717,945, determined in the manner set forth on Exhibit A hereto. The Closing Indebtedness Amount will be determined in a manner consistent with the determination set forth on Exhibit A.

          (g) For purposes of this Agreement, "Person" or "person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          (h) The dollar amount of the "Closing Indebtedness Amount" will be determined by mutual agreement of the Buyer and the Company based on the books of the Company as of a date mutually agreed upon by the Buyer and the Company, prior to but as close as practicable to the Closing Date (the "Determination Date"). "Net Expenses" will be determined based on amounts incurred through the Determination Date, together with the parties' mutual good faith estimate of amounts to be incurred after the Determination Date. The "Options Tax Benefit" will be deemed to equal to forty and one hundred thirty-five one-thousandths percent (40.135%) of the aggregate Stock Option/SAR Amount payable under Section
2.4 below. Amounts determined pursuant to the provisions of this Section 1.1(h) will be used in determining the Purchase Price for purposes of the Closing, and will be final and conclusive for all purposes hereunder.

          (i) For purposes of this Agreement, "Lien" shall mean any lien, claim, pledge, security interest, mortgage or charge of any kind, including, without limitation, any conditional sale or other title retention agreement (or lease in the nature thereof), any filing or agreement to file a financing statement as debtor under the applicable Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

     1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII and VIII, the parties hereto shall cause the Share Exchange to be consummated by filing articles of share exchange (the "Articles of Share Exchange") with the Department of Financial Institutions of the State of Wisconsin (the "DFI") in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

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     1.3  Effect of Share Exchange. Upon consummation of the Share Exchange, the
Shares will be exchanged as provided in this Agreement, and the Eligible Shareholders shall be entitled only to the Per Share Amount relating to their Shares or their rights under Sections 180.1301 to 180.1331 of the WBCL.

                                   ARTICLE II
        Payment for Shares; Treatment of Stock Options; Dissenters Rights

     2.1  Payment Agent.

          (a) Firstar Bank, N.A. shall serve as the agent (the "Payment Agent") for the purpose of effecting disbursement of the amounts payable to Eligible Shareholders in exchange for their Shares hereunder. At the Effective Time, Buyer shall deposit or cause to be deposited with the Payment Agent for the benefit of the Eligible Shareholders, the funds necessary to make the payments to the Eligible Shareholders contemplated by Section 1.1 (the "Payment Fund"). The Payment Agent shall hold the Payment Fund for the exclusive benefit of the Eligible Shareholders and shall disburse the Per Share Amount to the Eligible Shareholders in accordance with this Article II. The Payment Fund shall not be used for any other purpose.

          (b) The Payment Agent shall invest the Payment Fund as directed by Buyer in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $200 million, in each case with maturities not exceeding seven days. Buyer shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of the aforementioned investments. All earnings thereon shall inure to the benefit of Buyer. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under this Agreement, Buyer shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     2.2  Exchange Procedures

          (a) Within three (3) business days after the Effective Time, the Company shall deliver to the Payment Agent a list setting forth the name and mailing address (as the same shall appear on the Company's stock transfer books) of each Eligible Shareholder, the number of Shares held by such Eligible Shareholder, the name and mailing address of each Dissenting Shareholder (as hereinafter defined), if any, and the number of Dissenting Shares (as hereinafter defined) held by each Dissenting Shareholder (the "Eligible Shareholder List").

          (b) Within three (3) business days after its receipt of the Eligible Shareholder List, the Payment Agent shall mail, by first-class United States mail, to each person on the Eligible Shareholder List at the mailing address set forth thereon, a letter of transmittal containing instructions on how to effect a surrender of Certificates, or in the event that such person has lost such Certificate, instructions for delivery of an affidavit of loss, stating that the holder of a Certificate has lost such Certificate, together with the posting of a bond (with a bond agency acceptable to the Buyer) relating to any loss, damage or other expense resulting from a third party having a claim to such Certificate or the shares of stock underlying such Certificate ("Affidavit").

          (c) Upon surrender of a Certificate (or delivery of an Affidavit, as the case may be), together with such letter of transmittal, duly executed, the Payment Agent shall promptly issue to the person surrendering such Certificate (or delivering such Affidavit) payment of the Per Share Amount represented by such Certificate (or Affidavit). Absolutely no interest shall be paid or accrued on the Per Share Amount payable upon the surrender of any Certificate.

          (d) If payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment of the Eligible Shareholder's Per Share Amount that the Certificate so surrendered (or Affidavit so delivered) be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, with signature guaranteed, and is otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by law as a result of such payment to a person other than

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

the record holder of the Certificate surrendered, or shall establish to the Payment Agent's satisfaction that such tax has been paid or is not applicable.

          (e) None of the Payment Agent, the Company, or Buyer shall be liable to any former holder of Company Common Stock for any cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

          (f) The Payment Agent shall provide each Eligible Shareholder with an appropriate blank certificate that such Eligible Shareholder can use to certify that such Eligible Shareholder is not subject to "backup withholding" under the Code. Unless the Payment Agent receives such certification, the Payment Agent shall be entitled to deduct and withhold from the disbursement of any moneys to any Eligible Shareholder under this Section 2.2 such amounts as the Company is required to deduct and withhold with respect to the making of the payment of any withholding tax payments under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Eligible Shareholder in satisfaction of this Agreement.

          (g) No interest will be paid or accrued on any amounts payable to any Eligible Shareholder hereunder.

          (h) Any portion of the Payment Fund made available to the Payment Agent which remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered to Buyer, upon demand of Buyer, and any former shareholders of the Company shall thereafter look only to Buyer for payment of the Per Share Amount to which they are entitled.

     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. Each Certificate presented to the Company for transfer after the Effective Time shall represent only the right of the transferee to receive the Per Share Amount allocable to the Shares represented by any Certificate so presented, in the amounts, at the times, and upon the conditions set forth in this Agreement.

     2.4 Treatment of Stock Options and Stock Appreciation Rights. At the Closing, each outstanding option and stock appreciation right issued pursuant to the option plans of the Company (each, a "Stock Option" or "SAR"), whether or not then exercisable, shall be exchanged for, and the holder thereof shall be entitled to receive upon surrender of the Option or SAR for cancellation, a lump sum cash payment (the "Stock Option/SAR Amount"), subject to any applicable withholding tax, equal to the product of (i) the excess, if any, of the Per Share Amount over the per share exercise price of each such Stock Option or, as applicable, the per share base price of such SAR; times (ii) the number of shares of Company Common Stock then issuable upon exercise of such Stock Option or in respect of which the Company is obligated to make payment under such SAR (the "Stock Option/SAR Shares"). "Strike Price" shall mean the exercise price of each Stock Option and the per share base price of an SAR, in each case only if the exercise price or the per share base price, as the case may be, is less than the Per Share Amount. Each holder of record of a Stock Option or SAR shall hereinafter be referred to as an "Option/SAR Holder." Amounts so payable to Option/SAR Holders shall be paid at the Closing on the Closing Date, or as soon thereafter as such Option/SAR Holder has duly surrendered his or her Options or SARs for cancellation. Upon receipt of the Stock Option/SAR Amount, the Stock Option or SAR shall be canceled. The surrender of a Stock Option or SAR to the Company in exchange for the Stock Option/SAR Amount shall be deemed a release of any and all rights the holder had or may have had in respect of such Option or SAR. Prior to the Effective Time, the Company shall obtain all necessary consents or releases from Option/SAR Holders under the Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4. The Option Plans shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. Prior to the Effective Time, the Company shall take all action necessary to (i) ensure that, following the Effective Time, no participant in the Option Plans or any

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other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or any Subsidiary thereof and (ii) terminate all such plans, programs and arrangements.

     2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder ("Dissenting Shareholder") who has not voted in favor of the Share Exchange and who has demanded payment for such Shares in accordance with Sections 180.1301 to 180.1331 of the WBCL ("Dissenting Shares") shall not be converted into the right to receive the Per Share Amount, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the WBCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Shares shall no longer be Dissenting Shares and they shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Amount, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Buyer prompt notice of any demands received by the Company for payment of Dissenting Shares and, prior to the Effective Time, Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, make any payment with respect to, settle or offer to settle, any such demands. From time to time at or after the Effective Time, Buyer shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective time, Buyer shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence, it being understood that the deposit by the Buyer of the Payment Fund in accordance with Section 2.1(a) shall fully satisfy such obligation.

                                  ARTICLE III
                           Closing; Closing Deliveries

     3.1 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Whyte Hirschboeck Dudek S.C., on a date selected by the parties as soon as practical after the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII and VIII (the "Closing Date"), and shall become effective for all purposes at the Effective Time as provided in Section 1.2.

     3.2  Deliveries.

          (a) Deliveries by the Company. The Company shall deliver or cause to be delivered to the Buyer at the Closing the following:

               (i) a certificate, dated as of the Closing Date and executed by the President and Chief Financial Officer of the Company (in his or her capacity as such), respectively, to the effect that: (A) all of the representations and warranties of the Company contained in this Agreement (including, without limitation, the Disclosure Schedule hereto) are true and correct on the Closing Date as though such representations and warranties were made on such date, except where the failure of such representations and warranties to be true and correct shall not, in the aggregate, be material to the business, financial condition, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, it being understood, that for purposes of such certificate, each of the representations and warranties of the Company contained in this Agreement which is qualified in any respect by a separate standard of materiality or by reference to Material Adverse Effect shall be deemed to be made without giving effect to any of such separate qualifications; and
     (B) the Company has performed and complied in all material respects (except that where any statement in a covenant is qualified by a standard of materiality, such statement, as so qualified, shall have been complied with in all respects) with all covenants, conditions and obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date;

               (ii) a certified copy of the Articles of Incorporation and By-Laws of the Company;

               (iii) all minute books, stock books, stock transfer records, corporate seals and other corporate and shareholder records of the Company and each Subsidiary (as hereinafter defined);

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

               (iv) letters of resignation, dated as of the Closing Date, of all of the directors and officers of the Company and the Subsidiaries, except as Buyer may otherwise direct (provided, that such resignations shall be without prejudice to any contractual rights any of such officers may have against the Company, under the contracts and agreements referred to in Section 6.9 and under any of the Company's Stock Option Agreements, Stock Appreciation Rights Agreements or the Company's 1991 Stock Incentive Plan (collectively, the "Option Plans"));

               (v) a written opinion of Whyte Hirschboeck Dudek S.C., counsel for the Company, dated the Closing Date, in a form reasonably satisfactory to the Buyer's counsel;

               (vi) a copy, certified as of the Closing Date by the Secretary of the Company, of the resolutions of the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement by the Company;

               (vii) evidence of the effectiveness of the amendments to the Company Articles and Company By-Laws contemplated by Section 6.4 (provided, that such effectiveness may be conditioned on the effectiveness of the Share Exchange);

               (viii) executed counterparts of the following agreements:

                      (A) Articles of Share Exchange and a Short-Form Plan of Share Exchange, in a form mutually acceptable to the Buyer and the Company; and

                      (B) Payment Agent Agreement entered into by and among the Buyer and the Company and the Payment Agent, in a form mutually acceptable to the Buyer and the Company;

               (ix) certificates of status issued by the Wisconsin Department of Financial Institutions and the appropriate agency of the state or other jurisdiction in which each Subsidiary (as defined in Section 4.4) is organized, dated within twenty (20) business days of the Closing Date, certifying that the Company and each Subsidiary is a corporation organized and existing under the laws of the such state and is in good standing (or, in the case of any Wisconsin domestic corporation, is current in the filing of its annual reports as required under the WBCL);

               (x) evidence, reasonably satisfactory to the Buyer, as to the termination of all shareholder agreements, voting trust agreements, nominee arrangements, options, warrants, rights or other privileges with respect to any shares of the Company's capital stock, if any, other than the "Stock Options";

               (xi) all executed written consents of third parties to the Share Exchange contemplated hereunder which may be required pursuant to any agreement or arrangement to which the Company, any Subsidiary or any shareholder is a party.

               (xii) (A) the Company shall have obtained, in preparation for the Closing, at the Company's own cost and expense, and shall have delivered to the Buyer, a commitment for an ALTA Owners Policy of Title Insurance (the "Title Commitments") for each Owned Real Property (as defined in Section 4.10 herein), issued by a title insurer reasonably satisfactory to the Buyer (the "Title Insurer"), in such amount as the Buyer reasonably determines to be the fair market value (including all improvements thereon), insuring the Buyer's interest in such parcel as of the Closing, subject only to the Permitted Liens (as defined in Section
     4.10 herein). The Company shall deliver at the time of delivery of the Title Commitments, copies of all documents of record referred to therein. The Company will provide the Buyer with title insurance policies ("Title Policies") on or before the Closing, from the Title Insurer based upon the Title Commitments. The Company will deliver to the Title Insurer all affidavits, undertakings and other title clearance documents necessary to issue the Title Policies and endorsements thereto. Each such Title Policy will be dated as of the date of closing and insure title to the applicable parcels of real estate and all recorded easements benefiting such parcels, subject only to Permitted Liens, and further contain (to the extent available in the state in which the Owned Real Property is located):
     (1) an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (2) an ALTA Zoning Endorsement 3.1, with parking (or equivalent), (3) an endorsement insuring that the parcel described in such Title Policy is the parcel shown on the survey delivered with respect to such parcel and a survey accuracy endorsement, (4) an endorsement insuring that each street adjacent to such parcel is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from such parcel, (5) if the real estate covered by such policy consists of more than one record parcel, a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (6) a tax number endorsement and (7) such other endorsements as the Buyer and the Buyer's lender may reasonably request; and (B) the Company shall have procured, at its own cost and expense, in preparation for the Closing, and shall have delivered to the Buyer, current surveys of the Owned Real Property ("Surveys"), prepared by a licensed surveyor, satisfactory to the Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may require as a condition to the removal of any survey exceptions from the Title Policy, and certified to the Buyer, the Buyer's lender and the Title Insurer, within 30 days of the Closing Date, in a form satisfactory to such parties;

               (xiii) executed estoppel certificates from the landlords under all the Real Property Leases (as defined in Section 4.10 herein) and, to the extent a Real Property Lease has been subleased to a third party that is not a Subsidiary, an estoppel certificate from such subtenant. Each such estoppel certificate shall represent and warrant to the same facts and conditions set forth in Section 4.10(b) of this Agreement;

               (xiv) to the extent required by the Buyer's lender, an executed landlord lien waiver and access agreement, or landlord consent to a collateral assignment of lease or leasehold mortgage, with respect to those Real Property Leases identified by Buyer's lender;

               (xv) an affidavit dated as of the Closing and in form and substance required under the Treasury Regulations issued pursuant to
     Section 1445 of the Code so that Buyer is exempt from withholding any portion of the Purchase Price as required thereunder; and

               (xvi) such other duly executed documents and certificates as may be reasonably requested by the Buyer.

          (b) Deliveries by the Buyer. The Buyer shall deliver to the Company or the Payment Agent, or to such other persons as are entitled to such deliveries under this Agreement, as applicable, at the Closing the following:

               (i) delivery of the Payment Fund in accordance with the provisions of Article II;

               (ii) payment of the Option/SAR Amounts to each Option/SAR Holder contemplated by Section 2.4, upon delivery by such Option/SAR Holder of such holder's Stock Option or SAR for cancellation;

               (iii) a certificate, dated as of the Closing Date and executed by a President or a Vice-President of the Buyer, on behalf of the Buyer, to the effect that: (A) each of the representations and warranties of the Buyer made under Article V hereof is true and correct in all material respects (except that where any statement in a representation or warranty is qualified by a standard of materiality, such statement, as so qualified, shall not be untrue in any respect) on the Closing Date as though such representations and warranties were made on such date and (B) the Buyer has performed and complied in all material respects (except that where any statement in a covenant is qualified by a standard of materiality, such statement, as so qualified, shall have been complied with in all respects) with all covenants and obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date;

               (iv) the written opinion of Kirkland & Ellis, special counsel for the Buyer, dated the Closing Date, in a form reasonably satisfactory to the Company's counsel;

               (v) a copy, certified as of the Closing Date by a proper officer of the Buyer, of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement by the Buyer;

               (vi) executed counterparts of each of the agreements specified in Section 3.2(a)(viii) above to which the Buyer is a party; and

               (vii) such other duly executed documents and certificates as may be reasonably requested by the Company.

                                   ARTICLE IV
                  Representations and Warranties of the Company

     The Company makes the representations and warranties set forth in this
Article IV, each of which is true and correct as of the date hereof.

     4.1 Corporate Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Company is current in all filings necessary to maintain its corporate existence under Wisconsin law and no proceedings have been filed or are pending for its dissolution or winding up. The Company has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in Illinois, Indiana, Michigan and Ohio and is not required to be so qualified as a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 10.10). The Company has, upon or prior to execution of this Agreement, delivered to the Buyer complete and correct copies of its Articles of Incorporation, as amended to date, and By-Laws, as amended to date. Neither the Articles of Incorporation nor the By-Laws of the Company have been amended since their delivery to Buyer, nor has any action been taken for the purpose of effecting any amendment of such instruments.

     4.2  Authorization; No Violations.

          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the terms and conditions hereof (including the amendments to its Articles of Incorporation and By-Laws contemplated by Section 6.4 hereof (the "Amendments")), to consummate the transactions contemplated hereby (provided that the Share Exchange is subject to approval by the shareholders of the Company). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Amendments, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the Share Exchange, which is subject to the approval of the shareholders of the Company). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws.

          (b) Except as set forth in Section 4.2(b) of the disclosure schedule attached hereto (the "Disclosure Schedule"), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (i) assuming the Amendments have become effective, violate or conflict with any provision of the charter documents of the Company or any Subsidiary (as defined in Section 4.4); (ii) violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under or an event which would give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent of or the giving of any notice to any third party under, any note, bond, indenture, credit facility, mortgage, security agreement, material lease, material license, material franchise, material permit or other material agreement, instrument or obligation to which the Company or any Subsidiary is a party , or by which the Company or any Subsidiary or any of their properties or assets may be bound, or give rise to the creation of any lien, claim, pledge, security interest, mortgage, equity, right of first refusal, options, contractual commitment, conditional sales contract, reservation, restriction, charge, or encumbrance of any nature whatsoever (each an "Encumbrance") upon the capital stock of the Company or upon the properties or assets of the Company or any Subsidiary; (iii) violate or conflict with any law, statute, rule, regulation, ordinance, code, judgment, order, writ, injunction, decree or other requirement of any court or of any governmental body or agency thereof applicable to the Company or any Subsidiary or by which any of their properties or assets may be bound; or (iv) require any registration or filing by the Company, the Subsidiaries or any shareholders of the Company with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Company, any Subsidiary or any of shareholders of the Company to, any governmental or regulatory body, agency or authority, other than the HSR Filings (as defined in Section 7.3) and the filing of Articles of Share Exchange (as defined in Section 1.2).

     4.3 Capitalization of the Company. The authorized capital stock of the Company consists of 60,000 shares of Class A common stock, par value $1.25 per share and 2,400,000 shares of Class B common stock, par value $1.25 per share. As of the date of this Agreement, (a) 9,900 shares of Class A common stock are issued and outstanding, and 1,045,749 shares of Class B common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and of Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"), and were not issued in violation of any preemptive right of any Company shareholder, (b) 145,615 shares of Company Common Stock are held in the treasury of the Company or owned by Subsidiaries (as defined in Section 4.4), and (c) 100,000 shares of Company Common Stock are reserved for future issuance under the Option Plans. All of the issued and outstanding shares of the Company Common Stock are held of record and beneficially owned by the Persons and by each such Person in the amount specified for such Person as set forth on Section 4.3 of the Disclosure Schedule, and are owned of record and beneficially by such respective Persons. Except as set forth in clause (c) above, in the Voting Trust (as defined in Section 6.4(c)) and in the Company's Policy Regarding Issuance and Sales of Roundy's, Inc. Stock and its Redemption Policy (as defined in Section 6.5) (as set forth in the Company SEC Reports (as defined in Section 4.5)), there are no options, warrants or other rights, agreements, arrangements or commitments of any character pursuant to which the Company or any Subsidiary is a party, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, sell or otherwise cause to become outstanding any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Other than the Stock Redemption Policy, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Section 4.3 of the Disclosure Schedule sets forth, with respect to each Stock Option and SAR, the name of each Option/SAR Holder, the number of Stock Options and/or SARs held by such Option/SAR Holder, the date on which each Stock Option or SAR was granted, and the exercise price of each Stock Option and/or base price of each SAR, as applicable.

     4.4 Subsidiaries and Affiliates. Section 4.4 of the Disclosure Schedule sets forth the name, jurisdiction of organization, capitalization, ownership, officers and directors of each corporation or other entity in which the Company has any direct or indirect equity interest or other ownership interest ("Subsidiary") and the jurisdictions, if any, in which each Subsidiary is qualified or licensed to do business as a foreign corporation. Section 4.4 of the Disclosure Schedule also describes in reasonable detail the business of and assets (including material intangible assets) owned by each Subsidiary. Except as set forth on Section 4.4 of the Disclosure Schedule,

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

the Company or another Subsidiary owns 100% of the issued and outstanding shares of all classes of capital stock of each Subsidiary. All of the outstanding shares of capital stock of each Subsidiary owned by the Company or another Subsidiary are free and clear of any Encumbrance, except as provided in Section 180.0622(2)(b) of the WBCL, and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, conversion privileges or any other rights, agreements, arrangements or understandings (including, without limitation, rights of first refusal) with respect to any shares of capital stock of any Subsidiary. There are no stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its state of organization, (ii) is current in all filings necessary to maintain its existence under such law and no proceedings have been filed or are pending for its dissolution or winding up,
(iii) has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted, and (iv) is duly qualified to transact business as a foreign corporation in each jurisdiction listed in Section 4.4 of the Disclosure Schedule and is not required to be qualified to transact business as a foreign entity in any jurisdiction other than the jurisdictions listed in Section 4.4 of the Disclosure Schedule and such other jurisdictions wherein the failure to be so qualified would not have a Material Adverse Effect. The Company has, upon or prior to the execution of this Agreement, delivered to the Buyer complete and correct copies of the Articles of Incorporation or Articles of Organization, as amended to date, and By-Laws, as amended to date, of each Subsidiary. Neither the Articles of Incorporation nor the Articles of Organization nor the By-Laws of any Subsidiary have been amended since their delivery to Buyer, nor has any action been taken for the purpose of effecting any amendment of such instruments. None of the Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

     4.5  Securities Reports; Financial Statements.

          (a) The Company and each Subsidiary have filed all forms, reports and documents required to be filed with:

               (i) the Securities and Exchange Commission (the "SEC") since January 1, 1997, and as of the date of this Agreement the Company has delivered to the Buyer (A) its Annual Reports on Form 10-K for the fiscal years ended January 1, 2000, December 30, 2000 and December 29, 2001, respectively, (B) all Current Reports on Form 8-K filed by the Company with the SEC since January 1, 2000, (C) all other reports or registration statements (other than Quarterly Reports on Form 10-Q) filed by the Company with the SEC since January 1, 2000 and (D) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 2000 (collectively, the "Company SEC Reports"); and

               (ii) any other applicable federal or state securities authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (x) were or will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time (collectively, the "Financial Statements"), complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principals ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in accordance with applicable requirements of GAAP the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that (i) any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments

(none of which will be material, either individually or in the aggregate) and footnotes and (ii) no representation is made with regard to the Company's compliance with the provisions of SFAS 142 relating to charges for impairment of goodwill or other intangible assets.

     4.6 Absence of Undisclosed Liabilities. Except as specifically and individually set forth in Section 4.6 of the Disclosure Schedule or other section of the Disclosure Schedule (specific reference to which shall be made in Section 4.6 of the Disclosure Schedule), the Company and the Subsidiaries do not have any material liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), except (i) to the extent fully and adequately accrued, reflected or reserved against in the most recent audited Financial Statements;
(ii) obligations under executory contracts entered into in the ordinary course of business which are disclosed on Section 4.22 of the Disclosure Schedule;
(iii) liabilities incurred in the ordinary course of business since the date of the most recent audited Financial Statements, none of which relates to (a) breach of contract (other than customer write-offs, discounts or adjustments in the ordinary course of business consistent with past custom and practice), (b) breach of warranty, (c) tort, (d) infringement, (e) violation of law, (f) any action, suit or proceeding (including, without limitation, any proceeding in eminent domain or other similar proceeding affecting any portion of any Real Property) or (g) any writ, injunction, decree, order, judgment or litigation affecting the ownership, lease, occupancy or operation of any Real Property;
(iv) liabilities and contingencies relating to any of the litigation and proceedings disclosed on Section 4.8 of the Disclosure Schedule; and (v) liabilities under this Agreement.

     4.7  Absence of Certain Changes or Events. Except as set forth in Section
4.7 of the Disclosure Schedule, since December 29, 2001 the Company and the Subsidiaries have carried on their businesses in the ordinary course and consistent with past practice and have not suffered or experienced any Material Adverse Change (as defined in Section 10.10), and no event or events has or have occurred that (either individually or in the aggregate) has had, or could have, a Material Adverse Effect on the Company or any of its Subsidiaries. Except as set forth in Section 4.7 of the Disclosure Schedule, or as expressly contemplated by this Agreement, since December 29, 2001 the Company and the Subsidiaries have not:

          (a) incurred any material obligation or liability for borrowed money (other than advances under existing credit facilities in the ordinary course of business and consistent with past practice), nor guaranteed, or agreed to act as surety, indemnitor, co-signer or accommodation party for, any indebtedness, liability or obligation of any third party, except in the ordinary course of business and consistent with past practice;

          (b) suffered any damage, destruction or loss, whether or not covered by insurance, affecting their properties, assets or business, exceeding $250,000 individually or $500,000 in the aggregate;

          (c) mortgaged, pledged or subjected to any Encumbrance any material portion of their assets, tangible or intangible, except in the ordinary course of business and consistent with past practice;

          (d) made any material change in any accounting principle or practice or in their method of applying any such principle or practice, except as disclosed in the most recent audited Financial Statements;

          (e) issued any additional shares of capital stock or any options, warrants or other rights to purchase, or any securities convertible into or exchangeable for, shares of their capital;

          (f) declared or paid any dividends on or made any other distributions (however characterized) in respect of shares of their capital stock;

          (g)  repurchased or redeemed any shares of their capital stock;

          (h) organized any new subsidiary, acquired any capital stock or other equity security of any corporation or acquired any equity or other ownership interest in any business;

          (i) entered into any employment contract or collective bargaining agreement or modified the terms of any existing such contract or agreement;

          (j) granted any increase in base compensation of any of its directors, officers or employees outside the ordinary course of business;

          (k) adopted, amended or terminated any bonus, profit sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other employee benefit plan);

          (l) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and consistent with past practice;

          (m) entered into, accelerated, terminated, modified, or cancelled any agreement, contract (including collective bargaining agreements), lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 per annum or $500,000 in the aggregate;

          (n) granted any license or sublicense of any rights under or with respect to any intellectual property, except in the ordinary course of business consistent with past practice;

          (o) conducted its cash management (including with respect to maintenance of working capital balances, collection of receivables, payment of payables and maintenance of inventory) other than in the ordinary course of business;

          (p)  entered into any transactions with any of its Affiliates;

          (q)  implemented any material employee layoffs;

          (r) entered into any other material transactions, other than in the ordinary course of business; or

          (s) entered into any agreement or commitment to do any of the foregoing.

     4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Disclosure Schedule there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), or claims pending or any governmental investigations or audits pending, nor to the Knowledge of the Company, are any of the foregoing threatened, against the Company or any Subsidiary or their properties, assets or business (nor are any of the foregoing pending or, to the Knowledge of the Company, threatened against, relating to or involving any of the shareholders, officers, directors, employees or agents of the Company or any Subsidiary in connection with the businesses of the Company or the Subsidiaries). There are no such suits, actions, proceedings, or claims pending, or any governmental investigations or audits pending, nor, to the Knowledge of the Company, are any of the foregoing threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth in Section 4.8 of the Disclosure Schedule, the Company and the Subsidiaries are fully insured with respect to each of the matters set forth on Section 4.8 of the Disclosures Schedule.

     4.9  Taxes.

          (a) Except as set forth in Section 4.9(a) of the Disclosure Schedule and except for matters that would not have a Material Adverse Effect, (i) all returns and reports relating to Taxes (as hereinafter defined) which are required to be filed with respect to the Company and the Subsidiaries on or before the date hereof or which will be required to be filed on or before the Closing Date have been, or will be, duly and timely filed, and all such returns and reports are accurate and complete; (ii) all Taxes that are due and payable by the Company or any Subsidiary or that may become due and payable prior to the Effective Time (except such as are being contested in good faith), have been or will be paid or adequately reserved for on the Company's or a Subsidiary's books; and (iii) all withholding Tax obligations imposed on the Company or any Subsidiary that are required to be satisfied prior to the Effective Time have been or will be satisfied in all respects.

          (b) Except as set forth in Section 4.9(b) of the Disclosure Schedule, there are no actions or proceedings currently pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary, and there are no matters under discussion by the Company or any of the shareholders with any governmental authority regarding claims for the assessment or collection of Taxes against the Company or any Subsidiary.

          (c) There are no agreements, waivers, or applications by the Company or any Subsidiary for an extension of time for the assessment or payment of any Taxes.

          (d) There are no Tax liens on any of the assets of the Company or any Subsidiary (other than any lien for current Taxes not yet due and payable).

          (e) Except as set forth in Section 4.9 of the Disclosure Schedule, the Company's federal income tax returns have been audited for all periods through 1993. No issue has arisen in any examination of the Company or any of the Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would, if upheld, result in a deficiency for such other period (other than deficiencies that would not, individually or in the aggregate, have a Material Adverse Effect).

          (f) Except as set forth in Section 4.9(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) as a result of the transactions contemplated hereby.

          (g) The Company has been subject to Subchapter T of the Code for all taxable periods since prior to 1960.

          (h) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean and include any and all foreign, national, federal, state, local, or other taxes, charges, duties, fees, levies or other assessments, payments-in-lieu of taxes, social security obligations, deficiencies, fees, export or import duties, or other governmental charges, including, without limitation, income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, any installment payment for taxes and contributions or other amounts determined with respect to compensation paid to directors, officers, employees or independent contractors, from time to time imposed by or required to be paid to any governmental authority (and including any additions to tax thereon, penalties for failure to pay any Tax or make any deposit or file any return or report, and interest on any of the foregoing).

     4.10 Title to Properties and Related Matters.

          (a) With respect to all real property owned by the Company or any Subsidiary ("Owned Real Property"), the Company or the applicable Subsidiary, as the case may be, has good and marketable title in fee simple thereto, including all structures, plants, improvements, systems and fixtures thereon, free and clear of all Encumbrances whatsoever, except (i) as disclosed in Section 4.10(a) of the Disclosure Schedule, (ii) Encumbrances securing debts and obligations disclosed in the most recent audited Financial Statements or incurred in the ordinary course of business since the date of the most recent audited Financial Statements, (iii) liens for Taxes not yet due and payable, (iv) easements, rights-of-way and similar covenants and restrictions of record, municipal and zoning ordinances and building use restrictions filed of record, and unrecorded easements, encroachments and similar matters of survey, none of which in any material way impairs the use of such property in the manner currently used or impairs the Company's or the applicable Subsidiary's good and marketable title to such Owned Real Property, and (v) such other Encumbrances which do not have a material adverse effect upon the use, or impair the good and marketable title, of the Owned Real Property, as further disclosed in Section 4.10(a) of the Disclosure Schedule (items (i) through (v) above, except to the extent pertaining to any mortgages, financing statements or other monetary liens against any Owned Real Property that are not expressly approved by Buyer as exceptions to coverage under the Title Policies to be delivered in accordance with Section 3.2(a)(xii), referred to herein as "Permitted Liens").

          (b) Except as set forth in Section 4.10(b) of the Disclosure Schedule and except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Real Property Lease (as hereinafter defined) (and in the case of any sublease, to the Knowledge of the Company, the underlying prime lease) is in full force and effect and the Company or applicable Subsidiary has the right to occupy the Leased Real Property which is the subject of such Real Property Lease, subject to the terms and conditions thereof and to the rights of any subtenant or sublease; (ii) all lease payments due to date on any such Real Property Lease (and in the case of any sublease, to the Knowledge of the Company, the underlying prime lease) have been paid, and neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party is in default under any such Real Property Lease (or, in the case of any sublease, to the Knowledge of the Company, the underlying prime lease), and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company, the applicable Subsidiary or, to the Knowledge of the Company, any other party under such lease or sublease; and (iii) there are no material disputes or disagreements between the Company, any Subsidiary and any other party with respect to any such Real Property Lease (or, in the case of any sublease, to the Knowledge of the Company, the underlying prime lease).

          (c) Except as set forth in Section 4.10(c) of the Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to all items of equipment, machinery, vehicles, furniture, fixtures and other tangible personal property currently owned or used by the Company and each Subsidiary (and reflected on the most recent audited Financial Statements or acquired after the date thereof, other than personal property sold or otherwise disposed of in the ordinary course of business and consistent with past practice), free and clear of any Encumbrances, except (i) Encumbrances securing debts and obligations disclosed in the most recent audited Financial Statements or incurred in the ordinary course of business since the date of the most recent audited Financial Statements and (ii) liens for Taxes not yet due and payable.

          (d) For purposes of this Agreement, a Real Property Lease means only a lease or sublease of real property under which the Company or a Subsidiary (i) as lessee or tenant, (or sublessee or subtenant) occupies or has the right to occupy the property, and (ii) as sublessor or sublandlord, subleases all or a portion of its leased premises to a third party. "Leased Real Property" means the real property which is the subject of any Real Property Lease.

     4.11 Licenses, Permits, Authorizations and Consents. The Company and the Subsidiaries have all material approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities, whether foreign, federal, state or local (collectively, "Licenses") which are required for the ownership of the Company's or the applicable Subsidiary's assets or the conduct of its business as it is currently conducted. The Company or the applicable Subsidiary has complied and are in compliance in all material respects with all of the terms, conditions and requirements imposed by each of the Licenses. Except as set forth on Section 4.11 of the Disclosure Schedule, neither the Company, nor any of the Subsidiaries has received any notice of, and the Company has no Knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such License.

     4.12 Intellectual Property. Section 4.12 of the Disclosure Schedule sets forth a complete and correct list of all of the following owned (as indicated) or used by the Company or a Subsidiary in any jurisdiction: (i) patents and patent applications, (ii) registered and material unregistered trademarks, service marks, logos, Internet domain names, trade names and business names and applications to register the foregoing, (iii) registered and material unregistered copyrights and applications to register copyrights, and (iv) computer software (other than computer software that is regularly and commercially available for a total cost of less than $10,000 and has not been designed or written specifically for the Company). Except as set forth in
Section 4.12 of the Disclosure Schedule: (i) the Company or a Subsidiary, as applicable, has good and marketable title to all of the registrations for intellectual property and applications to register intellectual property set forth in Section 4.12 of the Disclosure Schedule, free and clear of all liens, security interests, joint ownership interests, licenses or other agreements relating to its use, and any other express restrictions or limitations relating to its use (it being understood that prior common law rights of third parties are not express restrictions or limitations for this purpose); and (ii) the Company and its Subsidiaries own or have the right to use all other intellectual property to the extent required for the conduct of their respective business as and where the same is currently conducted or currently contemplated by the Company or its Subsidiaries to be conducted (collectively, the "Intangible Rights"). For purposes of this Section 4.12 an unregistered copyright, trademark, service mark, logo, trade name or business name shall be deemed "material" only if the loss of the Company's or a Subsidiary's rights to use such copyrighted material, trademark, service mark, logo trade name or business name would impair in any material respect (whether individually or in the aggregate) the Company's (or a Subsidiary's) ability to continue to conduct its business substantially as it is currently conducted and where it is currently conducted. Except as set forth in Section 4.12 of the Disclosure Schedule, there is no action, suit, claim or administrative proceeding pending or, to the Knowledge of the Company and its Subsidiaries, threatened that (i) challenges or questions the Company's or any Subsidiary's rights to use the Intangible Rights in its business as currently conducted, (ii) challenges or questions the enforceability or validity of any of the Intangible Rights or (iii) alleges that the Company's or any Subsidiary's use of the Intangible Rights in its business, or the conduct of its business, as currently conducted, infringes upon or conflicts with the intellectual property rights of any other person, and to the Knowledge of the Company, there is no basis for any such action, suit, claim or administrative proceeding. Except as set forth in Section 4.12 of the Disclosure Schedule, to the Knowledge of the Company, no other person is infringing upon or conflicting with the Intangible Rights in any material respect. The operation of the Company's and its Subsidiaries' respective businesses (including with respect to any supply, customer, sales or license agreements) is not subject to the Wisconsin or United States franchise investment laws. There is no action, suit, claim or administrative proceeding pending or, to the Knowledge of the Company and its Subsidiaries, threatened, that alleges that the operation of such businesses as currently conducted violates any franchise, dealership, distributorship or similar laws.

     4.13 Employees.

          (a) Complete and correct copies of all material written agreements currently in effect with or concerning any Company employee (or any Former Employee (as defined in Section 4.14(a))), including, without limitation, union and collective bargaining agreements, have previously been delivered to the Buyer, and a list of all such agreements (other than collective bargaining agreements) is set forth in Section 4.13(a) of the Disclosure Schedule.

          (b) The Company and each Subsidiary have complied at all times with all laws, statutes, rules and regulations applicable with respect to employees or employment practices in each of the jurisdictions in which they operate and/or do business, except where such noncompliance would not have a Material Adverse Effect. In particular, except where such noncompliance would not have a Material Adverse Effect, the Company and each Subsidiary have complied with all laws and statutes, and all rules and regulations applicable to and/or aiming at discriminatory practices (including, without limitation, unlawful discrimination), labor standards and working conditions, occupational health and safety, payment of minimum wages and overtime rates, worker's compensation, the withholding and payment of Taxes or any other kind of governmental charge from any kind of compensation, or otherwise relating to the conduct of employers with respect to employees or potential employees, and there are no claims pending or, to the Knowledge of the Company, threatened thereunder against the Company or any Subsidiary arising out of, relating to or alleging any violation of any of the foregoing. Except as set forth on Section 4.13(b) of the Disclosure Schedule, there are no strikes, work stoppages, picketing, material grievances or other material controversies or disputes pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any employees, employee representatives or Former Employees (as hereinafter defined); no organizational effort by or decertification effort against any labor union or other collective bargaining unit is pending or, to the Knowledge of the Company, threatened with respect to any employees; and no consent of or any other action by or negotiation with any labor union or other collective bargaining unit is required in connection with or to consummate the transactions contemplated by this Agreement.

     4.14 Benefit Plans.

          (a) For purposes hereof, the term "Benefit Plan" shall mean each and every defined benefit and defined contribution plan, employee stock ownership plan, consulting or employment agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, severance pay plan, arrangement or practice, employee relations policy, practice or arrangement, retiree medical or life insurance benefits, and each other employee benefit plan, program or arrangement, which is maintained or contributed to by the Company or any Subsidiary (or to which the Company or any Subsidiary may have any other liability or obligation) for the benefit of or relating to any of the employees or to any former employee of the Company or any Subsidiary ("Former Employee") or his/her dependents, survivors or beneficiaries, whether written or oral, but not including any multi-employer benefit plans within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan"). Section 4.14(a) of the Disclosure Schedule identifies each and every defined benefit and defined contribution plan, employee stock ownership plan, consulting or employment agreement, executive compensation plan, material bonus plan, material incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, severance pay plan, arrangement or practice, material employee relations policy, practice or arrangement, retiree medical or life insurance benefits, and each other material employee benefit plan, program or arrangement, which is maintained or contributed to by the Company or any Subsidiary (or to which the Company or any Subsidiary may have any other liability or obligation) for the benefit of or relating to any of the employees or to any former employee of the Company or any Subsidiary ("Former Employee") or his/her dependents, survivors or beneficiaries, whether written or oral, but not including any multi-employer benefit plans within the meaning of Section 3(37) of ERISA (a "Multi-Employer Plan").

          (b)  Except as set forth on Schedule 4.14(b) of the Disclosure
Schedule:

               (i) Each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), meets the requirements of
     Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") with respect to each plan and trust and each material amendment thereto; an application for a new favorable determination letter has been requested from the IRS which covers what are commonly known as GUST requirements; and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan;

               (ii) No event or condition exists which respect to any Benefit Plan that could subject the Company or any Subsidiary to any material Tax under Section 4980B of the Code (or under its predecessor statute, Section 162(k) of the Code);

               (iii) With respect to each Benefit Plan listed on Schedule 4.14(a), the Company has heretofore delivered to the Buyer complete and correct copies of the following documents, where applicable: (A) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (B) the most recent determination letter issued by the IRS, (C) the most recent summary plan description and all modifications, as well as all other descriptions distributed to employees or set forth in any manuals or other documents, (D) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, and (E) the most recent actuarial report, if any, relating to the Benefit Plan.

          (c) Except as set forth on Schedule 4.14(c) of the Disclosure Schedule, neither the Company nor any corporation or other trade or business under common control with the Company or any Subsidiary (as determined pursuant to Section 414(b) or (c) of the Code) has maintained or contributed to or in any way directly or indirectly has any liability (whether contingent or otherwise) with respect to any Multi-Employer Plan. Except as set forth on Section 4.14(c) of the Disclosure Schedule, the Company and the Subsidiaries have not completely or partially withdrawn from any Multi-Employer Plan nor would any withdrawal liability be incurred under Title IV of ERISA if the Company or any Subsidiary were to withdraw as of the date hereof from any Multi-Employer Plan to which the Company or any Subsidiary has contributed.

          (d) No proceedings by the Pension Benefit Guaranty Corporation (the "PBGC") to terminate any Benefit Plan have been instituted or threatened. To the Knowledge of the Company no event has occurred or condition exists which constitutes grounds for the PBGC to terminate any Benefit Plan.

          (e) Except as set forth in Section 4.14(e) of the Disclosure Schedule, the Company and the Subsidiaries do not currently maintain or contribute to any plan subject to Title IV of ERISA or Section 412 of the Code (other than Multi-Employer Plans), and, except as set forth in Section 4.14(c) or 4.14(e) of the Disclosure Schedule, each such plan previously maintained or contributed to by the Company and the Subsidiaries has been terminated in accordance with the provisions of the Code and ERISA and the Company and the Subsidiaries do not have any actual or contingent liability associated with any such terminated plan, including, but not limited to, any future obligations or liability associated with (i) the solvency or ability to provide benefits of any insurance company providing annuity payments under such terminated plan, (ii) claims by participants resulting from any alleged breach of fiduciary duty in connection with the termination of any such terminated plan, or (iii) the disqualification of any such terminated plan.

          (f) All contributions and payments required to be made to or with respect to each Benefit Plan (including contributions to union-sponsored pension or health and welfare plans) with respect to the service of employees or other individuals with or related to the Company or the Subsidiaries prior to the date hereof have been made or have been accrued for in the most recent audited Financial Statements, or, for periods after the most recent of the audited Financial Statements and through the Closing Date, will be accrued in the books and records of the Company or the applicable Subsidiary. Except to the extent specifically accrued on the most recent audited Financial Statements or as set forth on Section 4.14(f) of the Disclosure Schedule, no Benefit Plan which provides for deferred compensation, retirement benefits, change in control payments or severance benefits to executives, directors, officers and/or a select group of management has any unfunded liabilities.

          (g) Except as set forth in Section 4.14(g) of the Disclosure Schedule, and except pursuant to the agreements described on Section 4.13(a) of the Disclosure Schedule, the Company and the Subsidiaries do not provide, nor do they have any obligation to provide, post-retirement medical, life insurance or other benefits to employees or Former Employees or their survivors, dependents and beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or similar state medical temporary benefits continuation law. Except pursuant to the terms of the agreements described on
Section 4.13(a) of the Disclosure Schedule, and except as disclosed on Section 4.14(g) of the Disclosure Schedule, the Company and the Subsidiaries will not incur any liability under any severance agreement, deferred compensation agreement, employment agreement or other compensation agreement as a result of the consummation of the transactions contemplated by this Agreement, nor will the terms or the Company's or any Subsidiary's liability or obligations under any such agreement be altered, accelerated or increased as a result of such transactions.

          (h) Except as set forth in Section 4.14(h) of the Disclosure Schedule, none of the Benefit Plans has been subject to a "reportable event," within the meaning of Section 4043 of ERISA; there have been no "prohibited transactions," within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA; there have been no breaches of fiduciary responsibility within the meaning of Part 4 of Subtitle B of Title I of ERISA; and none of the Benefit Plans which are subject to Section 412 of the Code has any "accumulated funding deficiency" within the meaning of Section 412 of the Code and no event or set of conditions exist which could subject the Company or any Subsidiary to any Tax under Section 4971 of the Code or a lien under Section 412(n) of the Code.

          (i) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. All material reports and information required to be filed with the Department of Labor, the IRS, the PBGC or plan participants or beneficiaries with respect to any Benefit Plan have been timely filed; there is no dispute, arbitration, claim, suit or grievance pending or to the Knowledge of the Company, threatened, involving a Benefit Plan (other than routine claims for benefits). Except as set forth in
Section 4.14(i) of the Disclosure Schedule, none of the Benefit Plans nor any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency and there are no matters pending before the IRS, the Department of Labor, the PBGC or any other domestic or foreign governmental agency with respect to a Benefit Plan. There have been no claims, or notice of claims, filed under any fiduciary liability insurance policy covering any Benefit Plan. No event or set of conditions exists which would subject the Company or any Subsidiary to any material Tax under Sections 4972, 4974-76, 4979, 4980, or 5000 of the Code or as a result of the transactions contemplated hereby or otherwise.

     4.15 Compliance with Applicable Law. Each of the Company and its Subsidiaries in all material respects has complied with all (and none of them has received any written notice alleging any material noncompliance with any) applicable laws, statutes, ordinances, codes, rules, regulations, and all judgments, orders, injunctions, writs or decrees of any Federal, state, local or foreign court or any governmental body or agency thereof, to which the Company or any Subsidiary may be subject or which are applicable to the operations, businesses or assets of the Company or any Subsidiary as such businesses are currently conducted (except Environmental Laws, which are addressed exclusively in Section 4.17). Except as set forth in Section 4.15 of the Disclosure Schedule and except for routine regulatory inspections and reviews, none of which, individually or in the aggregate, would materially impair the conduct of the business of the Company or any Subsidiary, no investigation or review of the Company or any Subsidiary by any governmental or regulatory body or authority is pending or, to the Knowledge of the Company, threatened, nor has any such body or authority indicated any intention to conduct the same.

     4.16 Minute Books, etc. The minute books, stock certificate books and stock ledgers of the Company and each Subsidiary are complete and correct in all material respects and fairly reflect all transactions in shares of the Company's or the applicable Subsidiary's capital stock. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings or written consents to action of the Board of Directors and shareholders of the Company or the applicable Subsidiary and accurately reflect all material corporate actions of the Company and the applicable Subsidiary which are required by law to be passed upon by the Board of Directors (and all committees thereof) or shareholders of the Company or the applicable Subsidiary.

     4.17 Environmental Matters.

          (a) Except as described on Section 4.17(a) of the Disclosure Schedule and except for matters which, individually or in the aggregate, would not have a Material Adverse Effect: (i) except for Hazardous Substances (as hereinafter defined in Section 4.17(c)) generated, stored, treated, manufactured, refined, handled, produced, disposed of or used by the Company or the Subsidiaries in the ordinary course of their businesses, in compliance with the requirements of currently applicable laws, rules and regulations or otherwise in a manner which would not give rise to any liabilities or obligations under such laws, rules and regulations, neither the Company nor any Subsidiary has caused there to be, nor are there, any Hazardous Substances in, on or under any of the Owned Real Property or Leased Real Property or any real property adjacent thereto (collectively referred to in this Section 4.17 as "Real Property"); (ii) none of such Real Property has been designated, restricted or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances; (iii) no Hazardous Substances have been generated, used, stored, treated, manufactured, refined, handled, produced or disposed of in, on or under, any of such Real Property by the Company or any Subsidiary or by any persons or agents operating under the control, direction and supervision of the Company or any Subsidiary, including, without limitation, all employees, agents and contractors of the Company or any Subsidiary; and (iv) the Company and the Subsidiaries have not received any written or oral governmental notice, order, inquiry, investigation, environmental audit or assessment or any lien, encumbrance, decree, easement, covenant, restriction, servitude or proceeding concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, any of such Real Property;

          (b) Except as described on Section 4.17(a) of the Disclosure Schedule, and except for matters which, individually or in the aggregate, would not have a Material Adverse Effect: (i) neither the Company, the Subsidiaries nor any Real Property (including storage tanks or other impoundment vessels, whether above or below ground) are in violation of, or subject to any liabilities as a result of any past or current violations of, any existing federal, state or local law (including common law), statute, ordinance, rule or regulation of any federal, state or local governmental authority relating to pollution or protection of the environment, including, without limitation, statutes, laws, ordinances, rules and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws"); and (ii) no expenditures are required in connection with the operation of the Company's or the Subsidiaries' businesses as presently conducted in order to comply with any Environmental Laws. The Company has all approvals, authorizations, consents, licenses, orders and permits of all governmental and regulatory authorities required under any Environmental Laws (collectively,

"Environmental Permits"), except for Environmental Permits the lack of which would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of, and the Company has no Knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations which seek to cancel, revoke or modify of any such Environmental Permit.

          (c) For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material which, or the presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect of which, either by itself or in combination with other materials located on any of the Real Property, is defined or listed in, regulated or monitored by, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation applicable to the Real Property as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances." Hazardous Substances shall include, but not be limited to,
(i)(A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any "regulated substance" as defined in the Solid Waste Disposal Act or (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, as such laws are now in effect or may be amended through the Closing Date and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws, (ii) petroleum and refined petroleum products, (iii) asbestos and asbestos-containing products, (iv) flammable explosives, (v) radioactive materials, and (vi) radon.

          (d) This Section 4.17 contains the sole representations and warranties of the Company with respect to any matters that relate to or are governed by Environmental Laws.

     4.18 No Brokers or Finders. Except for the Company's arrangements with Bear, Stearns & Co. Inc. and Houlihan Lokey Howard & Zukin, neither the Company nor any Subsidiary nor any of their officers, directors or employees, on behalf of the Company or any Subsidiary, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     4.19 Company Shareholders' Approval. The affirmative vote of shareholders of the Company required for adoption of this Agreement is a majority of the outstanding shares of the Company's Class A common stock and Class B common stock entitled to vote thereon, each voting as a class.

     4.20 Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin has rendered a written opinion to the Board of Directors of the Company, dated April 8, 2002, to the effect that as of the date hereof, the Per Share Amount and the terms of the Share Exchange are fair from a financial point of view to the Company's shareholders, a signed, true and complete copy of which opinion shall be delivered to the Buyer, and such opinion has not been withdrawn or modified.

     4.21 Disclosure Schedule. Any information which is disclosed in the Disclosure Schedule or any other Schedule or Exhibit hereto shall be deemed to be disclosed for all Sections of this Agreement to which such disclosure is relevant; provided that no disclosure shall serve as an exception to a representation unless such disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. The inclusion of any matter on the Disclosure Schedule shall not be deemed to imply that such matter is material or could have a Material Adverse Effect.

     4.22 Contracts. Section 4.22 of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company or its Subsidiaries is a party (collectively, the "Material Contracts"):

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $200,000 per annum, other than purchase orders for the purchase of goods sold by the Company or its Subsidiaries to its customers in the ordinary course of business;

               (iii)  any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

               (v) any material agreement concerning confidentiality or noncompetition;

               (vi) any material agreement with any Affiliate of the Company or any of its Subsidiaries;

               (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (viii) any collective bargaining agreement;

               (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

               (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

               (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

               (xii) any agreement relating to a license for or other right to use, or to a covenant not to sue for the use of, any Intangible Rights or other material intellectual property;

               (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000 per annum or $500,000 in the aggregate; and

               (xiv) any other agreements or other instruments which have been filed by the Company with the SEC pursuant to the requirements of the Exchange Act as "material contracts."

The Company has delivered or made available to the Buyer a correct and complete copy of each written Material Contract (as amended to date) and a written summary setting forth the material terms and conditions of each oral Material Contract. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the Company is not, and to the Knowledge of the Company no other party is, in material breach or default, and to the Knowledge of the Company no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

     4.23 Insurance. Section 4.23 of the Disclosure Schedule contains a list of all policies of liability, environmental, crime, fidelity, life, fire, workers' compensation, health, director and officer liability and all other forms of insurance currently owned or held by the Company or any Subsidiary or to which the Company or any Subsidiary is a named insured or otherwise the beneficiary and identifies for each such policy: the underwriter, the name of the policy holder, policy number, coverage type, the scope and amount of coverage, premium (including a description of any retroactive premium adjustments or other loss-sharing arrangements), expiration date and deductible. Section 4.23 of the Disclosure Schedule also sets forth a claims history for the past five years in respect of such policies. All of the insurance policies listed in Section 4.23 of the Disclosure Schedule are outstanding and in full force and effect and, except as set forth in Section 4.23 of the Disclosure Schedule, will remain in full force and effect after the consummation of the transactions contemplated hereby. All premiums with respect to such policies are currently paid. Neither the Company nor any of the Subsidiaries has (i) ever been in breach or default (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any such insurance policies, (ii) repudiated any provision of any such insurance policies or (iii) ever been denied insurance coverage. Except as set forth in Section 4.23 of the Disclosure Schedule, neither the Company nor any Subsidiary has any self-insurance, deductible retention or co-insurance programs, and the reserves set forth on the most recent audited Financial Statements are adequate to cover all anticipated liabilities with respect to any such self-insurance, deductible retention or co-insurance programs.

     4.24 Related Party Transactions. Except as disclosed in Section 4.24 of the Disclosure Schedule, no officer, director, employee, partner or Affiliate of the Company or any of the Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of the Subsidiaries (other than at-will employment arrangements) or has any material interest in any property used by the Company. "Affiliate" means, in the case of a natural Person, one or more members of a group comprised of such Person and such Person's parents or grandparents, his children or grandchildren, his siblings and any spouse of any of the foregoing. In the case of a corporation or other Person which is not a natural Person, the term "Affiliate" means a Subsidiary or other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes hereof, "control" means the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors or to control the management of a Person.

     4.25 Suppliers and Customers. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any material supplier to the effect that, and neither the Company nor any of its Subsidiaries has Knowledge that, such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise), other than such changes in terms as arise in the ordinary course of business consistent with past practices with respect to such supplier. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any material customer of the Company or any of its Subsidiaries to the effect that, and neither the Company nor any of its Subsidiaries has Knowledge that, such customer will stop, or materially decrease the rate of, purchasing services and/or products of the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

     4.26 Names and Locations. Except as disclosed in Section 4.26 of the Disclosure Schedule, during the five-year period prior to the execution and delivery of this Agreement, neither the Company nor any of the Subsidiaries has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. As of the date hereof and as of the Closing, all of the tangible assets and properties of the Company and its Subsidiaries are located at the locations set forth in Section
4.26 of the Disclosure Schedule.

     4.27 Officer and Directors; Bank Accounts. Section 4.27 of the Disclosure Schedule lists all officers of the Company and the Subsidiaries and all of the bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company and the Subsidiaries.

     4.28 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present (who constituted all but one of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Share Exchange, are fair to and in the best interests of the shareholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Share Exchange.

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

     4.29 No Misleading Statements. Neither this Agreement nor any of the exhibits, schedules or certificates supplied to Buyer by the Company or by or on behalf of the Company or any of the Subsidiaries with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact necessary to make each statement contained herein or therein not misleading. There is no fact which has not been disclosed to the Buyer of which the Company or any of the officers or directors of the Company is aware and which has had or could reasonably be anticipated to have a Material Adverse Effect, other than facts related to United States economic conditions generally or changes in industry conditions generally.

     4.30 Indebtedness. Except as set forth in Section 4.30 of the Disclosure Schedule or otherwise disclosed in the most recent audited Financial Statements, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness, or is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof. Other than for purposes of Section 1.1, Section 6.2(b) and Section 7.13, as used in this Agreement, "Indebtedness" shall mean, at a particular time, without duplication,
(i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than Trade Payables), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit) other than in respect of Trade Payables and other than the guarantees set forth in Section 4.30 of the Disclosure Schedule of obligations of customers of the Company or one of its Subsidiaries, (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse) other than the guarantees set forth in Section 4.30 of the Disclosure Schedule of obligations of customers of the Company or one of its Subsidiaries, (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness (other than Trade Payables) secured by any Encumbrance on a Person's assets, (viii) any cash, book or bank account overdrafts other than those incurred in the ordinary course of business consistent with past practice and custom, (ix) any distributions payable or loans/advances payable to any related parties as of the Closing, other than intercompany payables, (x) other than accrued liabilities under the Company's workers' compensation self-insurance programs, any other liabilities recorded in accordance with generally accepted accounting principles (applied on a basis consistent with the most recent year-end financial statements of the Company) as of the Closing that arise from or are related to operations other than within one year of the Closing, including, without limitation, any unfunded employee or retiree obligations and any environmental liabilities and (xi) any accrued interest on any of the foregoing. For purposes of the foregoing, "Trade Payables" means trade payables and other current liabilities incurred in the ordinary course of business which are not more than 90 days past due.

     4.31 Expenses. Except as set forth in Section 4.31 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, or will incur, any Expenses (as defined in Section 6.11(b)), or is a party to any agreement, arrangement or understanding for the incurrence of any Expenses.

     4.32 Change in Control Payments. Section 4.32 of the Disclosure Schedule sets forth, with respect to the obligations described in Section 6.9 of this Agreement, the amount of each payment due or to become due (whether or not automatically upon the occurrence of the Closing) pursuant to Section 6.9, the person or class of persons to whom such payment is payable, and the agreement or other arrangement under which such payment arises.

                                   ARTICLE V
                   Representations and Warranties of the Buyer

     The Buyer makes the representations and warranties set forth in this
Article V, each of which is true and correct as of the date hereof:

     5.1 Corporate Organization. The Buyer is a corporation duly organized and validly existing under the laws of its incorporation. The Buyer is current in all filings necessary to maintain its corporate existence under the law of the jurisdiction of its incorporation and no proceedings have been filed or are pending for its dissolution or winding up. The Buyer has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or presently proposed to be conducted.

     5.2 Authorization. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the terms and conditions hereof, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of the Buyer; (ii) except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Buyer, breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under or an event which would give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent of or the giving of any notice to any third party under, any note, bond, indenture, credit facility, mortgage, security agreement, lease, license, franchise, permit or other agreement, instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its properties or assets may be bound, or give rise to the creation of any Encumbrance upon the properties or assets of the Buyer; (iii) violate or conflict with any law, statute, rule, regulation, ordinance, code, judgment, order, writ, injunction, decree or other requirement of any court or of any governmental body or agency thereof applicable to the Buyer or by which any its properties or assets may be bound, except where such violation or conflict would not have a Material Adverse Effect on the Buyer; or (iv) require any registration or filing by the Company or any shareholders of the Company with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Company, any Subsidiary or any of shareholders of the Company to, any governmental or regulatory body, agency or authority, other than the HSR Filings and the filing of the Articles of Share Exchange.

     5.4 Investment Purpose. The Buyer is acquiring the Shares for investment for its own account and not with a view to the sale or distribution of any part thereof and the Buyer has no present intention of selling, granting participations in, or otherwise distributing the Shares (not including collateral assignments, transfers to affiliates of the Buyer or pledges of the Shares for financing purposes).

     5.5 No Brokers or Finders. Neither the Buyer nor any of its officers, directors or employees, on behalf of Buyer, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     5.6 Financing. Attached hereto as Section 5.6 of the Disclosure Schedule are true and complete copies of the Buyer's commitment letters to obtain the funds necessary to make the payments contemplated by Section 1.1 (the "Commitment Letters"). The Commitment Letters are in full force and effect as of the date hereof, and there are no conditions to the funding of the credit facilities referred to therein, other than such as are set forth in the Commitment Letters.

                                   ARTICLE VI
                                    Covenants

     6.1  Shareholders' Meeting; Board Recommendation; Proxy Statement.

          (a)  The Company, acting through its Board of Directors, shall:

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

               (i) duly call, give notice of, convene and hold a special meeting of its shareholders ("Shareholders' Meeting"), to be held as soon as practicable after the date hereof, for the purpose of considering and taking action upon this Agreement;

               (ii) mail proxy materials for the Shareholders' Meeting (the "Proxy Statement") to the Company's shareholders (including each holder of the voting trust certificates under the Voting Trust (collectively, the "Trust Certificate Holders"));

               (iii) include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of, and the Trust Certificate Holders direct the trustees of the Voting Trust to vote in favor of, the approval and adoption of this Agreement and the transactions contemplated hereby, and not withdraw, modify or qualify (or propose to withdraw, modify or qualify) such recommendation in any manner adverse to the Buyer or take any action or make any statement in connection with the Shareholders' Meeting or the Certificate Holder's Meeting inconsistent with such recommendation; provided, that notwithstanding the foregoing, the Board of Directors of the Company (the "Board") may withdraw, modify, amend or qualify its recommendation after giving to the Buyer at least five (5) days' prior written notice thereof if, prior to and after giving such notice: (A) the Board, having consulted with and considered the advice of the Company's outside counsel, shall have determined in good faith that its failure to take such actions will reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, (B) neither the Certificate Holders' Meeting (as defined below) nor the Shareholders' Meeting shall have commenced, (C) there shall have been no prior breach of any provision of Section 6.3 hereof, (D) the Board shall have concluded in good faith that the Company is in receipt of a Superior Proposal (as defined in Section 9.3 below), after delivering a Proposal Notice in respect of such proposal to the Buyer in accordance with and otherwise complying with Section 9.3(b) below, and (E) the Buyer shall have failed to deliver to the Company a written notice proposing to amend the terms of the Share Exchange in accordance with Section 9.3(b) below in respect of such Proposal Notice within the time periods specified in
     Section 9.3(b); and

               (iv) use all reasonable efforts to obtain, as soon as practicable after the date hereof, the necessary approvals by its shareholders (including the Trust Certificate Holders) of this Agreement and the transactions contemplated hereby.

The Company shall have commenced the preparation of the Proxy Statement prior to the date hereof. As soon as practicable following the date hereof, the Company shall finalize the Proxy Statement for mailing pursuant to Section 6.1(a)(ii) above. The Company shall consult with the Buyer, and obtain the prior written consent of the Buyer (which consent shall not be unreasonably withheld), with respect to any disclosure made in the Proxy Statement with respect to this Agreement or the transactions contemplated hereby, and the Proxy Statement to be mailed pursuant to Section 6.1(a)(ii) above shall be substantially in the form previously agreed to by the Buyer. The parties acknowledge that the Proxy Statement will include substantially all of the information that would be required under Regulation 14A and Rule 14a-101 thereof under the Exchange Act if the Company were subject to such regulation. None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) The Company shall ensure that a meeting of the Trust Certificate Holders (the "Certificate Holders' Meeting") shall be duly called, convened, and held immediately prior to the Shareholders' Meeting, for the purpose of considering, and directing the trustees under the Voting Trust to vote the shares of Company Common Stock deposited in the Voting Trust at the Shareholders Meeting in respect of, this Agreement and the transactions contemplated hereby.

     6.2 Conduct of the Business of the Company Pending Closing. The Company covenants and agrees with the Buyer that, between the date hereof and the Closing Date (except as otherwise agreed in writing by the Buyer):

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

          (a) the business of the Company and each Subsidiary will be conducted diligently and only in the ordinary course of business consistent with past practice, including, without limitation, the payment of any Indebtedness, the collection of receivables, purchase of inventory, provision of services, payment of payables and incurrence of and payment or financing of capital expenditures;

          (b) neither the Company nor any of its Subsidiaries shall make any payments in respect of its Indebtedness (as defined in Section 1.1(f)) (including, without limitation, the acceleration or prepayment of any portion its Indebtedness) other than (i) payments of interest and scheduled amortization payments, if any, required to be made under the agreements governing its Indebtedness and (ii) payments made in respect of the Company's revolving credit facility in the ordinary course of business consistent with past practice and custom;

          (c) except as expressly contemplated hereby, no change will be made in the Articles of Incorporation, By-Laws or other charter documents of the Company or any Subsidiary;

          (d) the Company shall preserve the assets, business and goodwill of the Company and each Subsidiary, to keep available the services of the present employees of the Company and each Subsidiary and to preserve the goodwill of the Company's and each Subsidiary's customers, suppliers and others having business relationships with the Company and the Subsidiaries, provided that the Company and the Subsidiaries shall not be authorized (without the prior written consent of the Buyer) to make any commitment on behalf of the Buyer;

          (e) the Company and the Subsidiaries shall not announce or institute any increase in the salary, commission or other compensation (including bonuses) rates payable or to become payable by the Company or any Subsidiary to any employee or agent of the Company or any Subsidiary, or approve, adopt, amend or modify any Benefit Plan or similar plan, agreement or arrangement, except pursuant to the terms of any contract or agreement to which the Company or the Subsidiaries are a party and which is listed in any Section of the Disclosure Schedule, or pursuant to existing policies and practices of the Company and the Subsidiaries;

          (f) the Company and the Subsidiaries shall not enter into any contract or commitment, or series of related contracts or commitments, unless such contract or commitment, or series of related contracts or commitments, (i) arises in the ordinary course of business, and (ii) except for purchases and sales of inventory in the ordinary course of business, involves expenditures or receipts of less than of $250,000 in any one instance or $500,000 in the aggregate;

          (g) the Company shall promptly advise the Buyer in writing of the commencement or threat of any suit, proceeding or investigation against, relating to or involving the Company or any Subsidiary which, had it existed on the date of this Agreement, would have been required to be disclosed on Section
4.7 [Absence of Changes or Events] or 4.8 [Legal Proceedings] of the Disclosure Schedule;

          (h) the Company shall promptly advise the Buyer in writing of (i) the occurrence of any Material Adverse Change and (ii) any event, condition or state of facts which will or may reasonably be expected to result in the failure to satisfy any of the conditions in Article VII hereof;

          (i) the Company shall not create or permit to become effective any Encumbrance on the assets, tangible or intangible, of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

          (j) the Company and the Subsidiaries shall maintain their current liability, casualty, property and other insurance coverages in full force and effect without any material reduction in coverage;

          (k) except as expressly contemplated hereby, the Company and the Subsidiaries shall not issue any additional, or modify any outstanding, shares of capital stock or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of capital stock of the Company or any Subsidiary;

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

          (l) the Company and the Subsidiaries shall not declare or pay any dividends on or make any other distributions (however characterized) in respect of shares of their capital stock;

          (m) except for any redemptions required under the Stock Redemption Policy described in Section 6.5, the Company and the Subsidiaries shall not repurchase or redeem any shares of their capital stock;

          (n) the Company and the Subsidiaries shall not organize any new subsidiary, acquire any capital stock or other equity security of any corporation or acquire any equity or other ownership interest in any business;

          (o) except for any changes required under GAAP, the Company and the Subsidiaries shall not make any material change in the accounting principles or practices reflected in the most recent audited Financial Statements or in their methods of applying such principles or practices; and

          (p) the Company and the Subsidiaries shall not incur any material obligation or liability for borrowed money (other than advances under existing credit facilities in the ordinary course of business and consistent with past practice), nor guarantee, or agree to act as surety, indemnitor, co-signer or accommodation party for, any indebtedness, liability or obligation of any third party, except in the ordinary course of business and consistent with past practice;

          (q) the Company and the Subsidiaries shall not sell, transfer or otherwise dispose of any of their properties or assets (real, personal or mixed, tangible or intangible) except in the ordinary course of business and consistent with past practices;

          (r) neither the Company nor any of its Subsidiaries shall engage in any activity which would accelerate or delay the collection of the accounts or notes receivable of the Company or any of its Subsidiaries, accelerate or delay the payment of the accounts payable of the Company or any of its Subsidiaries, or reduce or otherwise restrict the amount of the inventory (including raw material, packaging, work-in-process, or finished goods) of the Company or any of its Subsidiaries on hand, in each case, other than in the ordinary course of the conduct of business;

          (s) the Company and its Subsidiaries shall not waive any rights to the ownership or use of any Intangible Rights which are material to the Company or any of its Subsidiaries and shall take steps consistent with its ordinary course of business and past practices to maintain in full force and effect such Intangible Rights;

          (t) the Company and its Subsidiaries shall comply in all material respects with all applicable laws, ordinances and regulations in the operation of the Company's and its Subsidiaries' business;

          (u) the Company and its Subsidiaries shall not take any action which would render, or which could reasonably be expected to render, any representation or warranty made by the Company in this Agreement untrue at (or at any time prior to) the Closing;

          (v) neither the Company nor any of its Subsidiaries shall forgive, cancel or waive any rights or any debts or other material obligations owed to the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice in respect of (A) receivables owed by customers of the Company or its Subsidiaries arising from the sale of goods sold by the Company or its Subsidiaries to such customers in the ordinary course of business, and (B) the cancellation or forgiveness of amounts due from employees relating to advances, reimbursements and similar arrangements, the aggregate amount of which does not exceed $150,000;

          (w) neither the Company nor any of its Subsidiaries shall take any action which would require disclosure under Section 4.7;

          (x) neither the Company nor any of its Subsidiaries shall file an amended Tax return, change any method of accounting, or file any Tax election which may have the effect of increasing the Tax liability of the Company or any of its Subsidiaries; and

          (y) the Company and the Subsidiaries shall not enter into any agreement or commitment to take any action prohibited under this Section 6.2.

     6.3  Non-Solicitation of Other Proposals

          (a) The Company shall, and shall cause each of its Affiliates, directors, officers, employees, advisors, agents and other representatives (collectively, its "Representatives") to, immediately cease and terminate any solicitation, initiation, encouragement, activity, discussion or negotiation with any person with respect to any proposed, potential or contemplated Takeover Proposal (as defined below).

          (b) Subject to Section 6.3(c) below, the Company shall not, and shall ensure that none of its Representatives will, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any proposal or indication of interest relating to any Takeover Proposal, (ii) participate in any discussion or negotiation regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) authorize, approve, consummate, engage in, or enter into any agreement with respect to, any Takeover Proposal. The Company shall promptly inform its Representatives of the obligations undertaken in this Section 6.3(b) and Section 6.3(a). Nothing in this Section 6.3 shall be deemed to prohibit the Company or its Representatives from responding to or communicating with the proponent of an unsolicited Takeover Proposal to the limited extent reasonably necessary to clarify the terms and conditions of the proposal.

          As used in this Agreement, "Takeover Proposal" shall mean an unsolicited bona fide proposal for any (i) reorganization, dissolution, liquidation or recapitalization of or involving the Company, (ii) merger, consolidation, share exchange or acquisition of or involving the Company or any of its Subsidiaries, (iii) sale of any material amount of assets of the Company or any of its Subsidiaries (other than in the Company's ordinary course of business consistent with past practice and custom), (iv) direct or indirect purchase, sale or other disposition of any capital stock or other equity interests of the Company, or any tender offer or exchange offer, involving 10% or more of any class of equity securities of the Company or that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company, (v) similar transaction or business combination involving the Company or its business or capital stock or assets or
(vi) other transaction the consummation of which would prevent, impede or delay to any material degree the consummation of the Transaction. For purposes of this paragraph, an "unsolicited" proposal shall include an unsolicited proposed modification to a bid or proposal received on or prior to March 19, 2002, even though the bid or proposal prior to March 19, 2002 was itself solicited. Notwithstanding the foregoing, for purposes of Section 9.2 of this Agreement only, a "Takeover Proposal" shall not include a proposal which in the good faith, reasonable judgment of the Board will not result in a Superior Proposal, provided that: (A) the Company has complied in all respects with its obligations pursuant to this Agreement in respect of such proposal, including without limitation its obligations pursuant to this Section 6.3(b) and Section 6.3(d) below, (B) promptly after the Board has made the determination described in this sentence, but in any event within ten (10) days after receipt of such proposal, the Company has informed the Buyer of such determination and the basis for such determination, (C) the Company has promptly provided to the Buyer such other information as the Buyer may reasonably request to enable it to understand the basis upon which the Board has made such determination, and (D) at no time after the date hereof and prior to the end of the one (1)-year period commencing upon any termination of this Agreement shall the Company, either directly or indirectly through any of its Affiliates or Representatives, have entered into discussions or negotiations with the person who made such proposal or any Affiliate thereof relating to, or have entered into or proposed to enter into a letter of intent, agreement in principle, merger agreement, share exchange agreement, acquisition agreement, option agreement or other similar agreement with respect to any Takeover Proposal (determined without regard to this sentence).

          (c) Notwithstanding Section 6.3(b) above, the Company may, and may authorize and permit its Representatives to, provide other persons with nonpublic information, otherwise facilitate any effort or attempt by another person to make or implement a Takeover Proposal, and participate in discussions and negotiations with any other person relating to such Takeover Proposal, if:
(i) each of the conditions in clauses (A), (B) and (C) of Section 6.1(a)(iii) shall have been satisfied, (ii) the Company shall have notified the Buyer of such Takeover Proposal by delivering a Proposal Notice to the Buyer in accordance with Section 9.3(b) below and Buyer shall have failed to deliver to the Company, within the period set forth in such provision, a written notice proposing to amend the terms of the Share Exchange in accordance with Section 9.3(b), and (iii) after the conditions described in clauses (i) and (ii foregoing have been satisfied, the Board shall have concluded in good faith that such Takeover Proposal is reasonably likely to result in a Superior Proposal (as defined in Section 9.3(a)).

          (d) The Company shall immediately notify the Buyer of any solicitation of information, proposal, indication of interest or other communication of which it may become aware relating to a possible Takeover Proposal, and immediately deliver to the Buyer a written notice of the same, including the identity of the person making such Takeover Proposal (including the names of the persons controlling any such entity) and, in reasonable detail, the terms and conditions thereof. Further, if such person proposes any change in any of the terms or conditions in a Takeover Proposal, the Company shall immediately notify the Buyer, describing such change in reasonable detail, orally and in writing.

          (e)  Prior to the termination of this Agreement in accordance with
Section 9.1 below, the Company shall not enter into any agreement, letter of intent or other similar instrument accepting any Takeover Proposal by any person other than the Buyer; any confidentiality letter or similar instrument entered into with a party to any Takeover Proposal shall be on terms substantially similar to those of the Confidentiality Agreement. Nothing in this Section 6.3 shall entitle the Company to terminate this Agreement (except as specifically provided in Section 9.1 hereof) or affect any other obligation of the Company under this Agreement.

     6.4 Amendment of Articles of Incorporation and By-Laws; Voting Trust. Prior to the Closing the Company will take appropriate action (as part of the Shareholders' Meeting, the Certificate Holders' Meeting or otherwise), which action may be contingent on the closing of the transactions contemplated hereby:

          (a) to amend its Articles of Incorporation and By-Laws to the extent necessary to remove any restrictions on the transfer or ownership of the Company's stock that are inconsistent with or would be breached by the transactions contemplated hereby;

          (b) to repeal in its entirety Article V of its By-Laws, effective as of the Closing Date; and

          (c) to terminate the Voting Trust (the "Voting Trust") under Amended and Restated Voting Trust Agreement dated September 16, 1983 (as amended to date) (the "Trust Agreement").

     6.5 The Company's Policy on Redemptions of its Shares. With respect to the Company's Policy Relating to Redemption of Stock by Inactive Customer Shareholders and Former Employees (the "Stock Redemption Policy"):

          (a)  the Company will take the following actions:

               (i) the Company will suspend, for the period from the date of this Agreement through the date specified in Section 9.1(i), any repurchases of Shares pursuant to the Stock Redemption Policy for which a repurchase request was received prior to the date hereof ("Tendered Shares"), and will permit such Tendered Shares to remain outstanding for such period or, if earlier, until the Effective Time;

               (ii) between the date of this Agreement and the Closing Date, the Company will not accept any new requests for redemption of Shares pursuant to the Stock Redemption Policy; and

               (iii) the Company will take appropriate actions to rescind the Stock Redemption Policy entirely, conditioned upon the closing of the transactions contemplated by this Agreement.

          (b) the Company and the Buyer agree that with respect to any Tendered Shares that are not repurchased pursuant to the Stock Redemption Policy as contemplated under Section 6.5(a) prior to the Effective Time, all such Shares will be treated as outstanding Shares of the Company for all purposes in connection with this Agreement and will be treated in the same manner as other Shares are treated hereunder; and

          (c) in the event the transactions contemplated hereby are not consummated, the Stock Redemption Policy will not be deemed rescinded, but rather shall remain in full force and effect, and the rights and obligations of the Company and its shareholders thereunder (including with respect to Tendered Shares for which repurchase becomes suspended under paragraph 6.5(a) above) will be unaffected by this Agreement or any actions taken by the Company hereunder.

     6.6 Access to Personnel, Properties, Books and Records. From the date hereof until the Closing Date, the Company will cooperate fully with the Buyer in the Buyer's investigation of the business, assets and liabilities of the Company and each Subsidiary. Without limiting the generality of the foregoing, the Company will allow the employees, attorneys, accountants, lenders (and their representatives), and other representatives of the Buyer to meet with the management of the Company and each Subsidiary and their representatives, to have full and complete access to the books, records, properties, financial statements and other documents and materials relating to the Company's and the Subsidiaries' operations (including the right to make extracts therefrom or copies thereof); provided that reasonable accommodations will be made with respect to the timing and location of such access to minimize interference with individuals' regular duties and responsibilities and disruption of normal business activities. The information furnished by the Company or its representatives to the Buyer or its representatives pursuant to this Section 6.6 shall be subject to the provisions of the Confidentiality Agreement previously entered into between the parties hereto (the "Confidentiality Agreement").

     6.7  Best Efforts.

          (a) Subject to Section 6.7(b), the Company and the Buyer shall each cooperate with the other and use (and the Company shall cause the Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Share Exchange and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party or governmental or regulatory authority necessary, proper or advisable to consummate the Share Exchange and the other transactions contemplated by this Agreement (each a "Required Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make, as promptly as practicable, to the extent it has not already done so, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within five business days of the date hereof ) and (ii) all necessary filings with other governmental or regulatory authorities relating to the Share Exchange, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable. The application filing fee under the HSR Act shall be borne equally by the Buyer and the Company. Subject to applicable laws relating to the exchange of information, the Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and the Subsidiaries or Buyer, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental or regulatory authority in connection with the Share Exchange and the other transactions contemplated by this Agreement.

          (b) Without limiting Section 6.7(a), each of the Buyer and the Company shall (and the Company shall cause the Subsidiaries to):

               (i) use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment (including, without limitation, a second request for information under the HSR Act) that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any person;

               (ii) in connection with the efforts referenced in Section 6.7(a) to obtain all Required Approvals, use its reasonable best efforts to
     (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to any other governmental or regulatory authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communications given by it to, and consult with each other in advance to the extent practicable of any meeting or conference with, any such other governmental or regulatory authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by applicable governmental or regulatory authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and

          (c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.7 shall limit a party's right to terminate this Agreement pursuant to Section 9.1 provided that such party has up to then complied in all respects with its obligations under this Section 6.7.

     6.8 Confidentiality. The Company shall, and shall cause its Representatives to, keep the terms of this Agreement and the transactions contemplated hereby (including, without limitation, the terms of the Share Exchange and the Proxy Statement) confidential; provided that (i) immediately following the execution hereof, the Buyer and the Company shall jointly make the press release in the form attached as Exhibit B hereto; (ii) the Company may discuss with its shareholders and the Trust Certificate Holders the terms (including financial terms) of the Share Exchange, but only after obtaining (and not thereafter waiving) the agreement of such persons to hold such information confidential (it being acknowledged that a breach of such undertaking of confidentiality by such persons shall not be considered a breach by the Company of this Agreement); (iii) the Company shall deliver the Proxy Statement to the Company's shareholders and the Trust Certificate Holders as required under
Section 6.1(a)(ii) above; (iv) the Company will be permitted to make appropriate disclosures (subject to Section 6.1(a)(iii)) to its shareholders and the Trust Certificate Holders at the Shareholders Meeting and Certificate Holders' Meeting, respectively; and (iv) the Company may discuss with its employees and other interested parties the transactions contemplated by this Agreement, other than any of its financial terms and the provisions contained in Sections 6.1 and
6.3 and Article IX hereof, following publication of the press release referenced in clause (i) of this paragraph. The Proxy Statement shall include on its cover a prominent statement, in form and content reasonably satisfactory to the Buyer, that the contents thereof are delivered subject to an understanding between the Company and the Buyer that the contents thereof shall be held confidential by the Company, the Company's stockholders and the Trust Certificate Holders. Except as provided in the preceding sentence and without limiting the generality of the foregoing, without the prior written consent of the Buyer, no disclosure shall be made by the Company or its Representatives relating to the terms of this Agreement or the transactions contemplated hereby (except that the Company may disclose the fact of the existence of the Share Exchange and the identity of the parties) until after the Closing.

     6.9 Contracts Honored. The Buyer acknowledges that various Company employees (the "Contract Employees") have severance agreements, deferred compensation agreements, and employment agreements with the Company, such persons and their respective agreements being identified on Section 4.13 of the Disclosure Schedule, which provide for the payment of certain benefits, and in some cases the satisfaction of certain ongoing obligations, in the event of a change in control such as would be effected by the Share Exchange contemplated herein. Buyer agrees that, with respect to each of the Contract Employees, it will (and will cause the Company to) honor their existing contracts and agreements and, where applicable, be responsible for such ongoing obligations as such contracts and agreements may provide. Buyer and the Company further agree and acknowledge that, following consummation of the Share Exchange, each of the Contract Employees who is listed on the Disclosure Schedule with the notation "Good Reason" will have "Good Reason" (as that term is used in such agreements) for the resignation of his or her position with the Company. Buyer and the Company further agree that for the fiscal year of the Company in which the Closing occurs, those employees of the Company who are participants in the Company's 2001 Incentive Compensation Plan will, notwithstanding the terms of such Plan, be entitled to receive an annual bonus under Part IV of that Plan, in an amount equal to the Annual Bonus received thereunder for the fiscal year 2001, pro-rated for the portion of the 2002 fiscal year that has elapsed prior to the Closing Date.

     6.10 Directors' and Officers' Indemnification and Insurance.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Subsidiaries (including in his/her role as a fiduciary of the employee benefit plans of the Company or the Subsidiaries, if applicable) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation, upon receipt of any undertaking reasonably acceptable to the Company, if and to the extent required under applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (A) Buyer shall have the right to assume the defense thereof and upon such assumption the Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Buyer shall in all cases be obligated pursuant to this Section 6.10 to pay for only one firm of counsel for all Indemnified Parties, (C) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Buyer thereof, provided that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.10 except to the extent such failure to notify materially prejudices the Buyer.

          (b) Buyer shall use its best efforts to purchase, and for a period of three (3) years after the Effective Time maintain in effect, directors and officers liability insurance coverage with respect to wrongful acts and/or omissions committed or allegedly committed by any of the officers or directors of the Company prior to the Effective Time ("D&O Coverage"). Such D&O Coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the aggregate annual coverage limit under the Company's existing directors' and officers' liability insurance policy, and in all other material respects shall be at least comparable to such existing policy; provided, however, that in no event will the Buyer be required to expend, on an annual basis, as the cost of maintaining such D&O Coverage, more than 150% of the amount currently expended by the Company to procure its existing D&O Coverage (the "Maximum Premium"); and provided further, that if the Buyer is unable to obtain or maintain the D&O Coverage called for by this Section 6.10(b) for an amount equal to or less than the Maximum Premium, then the Buyer will nonetheless use its reasonable best efforts to procure and maintain as much comparable D&O Coverage as it can obtain for such Maximum Premium. The amount currently expended by the Company to procure its D&O Coverage is $130,000 per annum. Notwithstanding the foregoing, the Buyer, if it so elects, may satisfy its obligations under this Section 6.10(b) at any time by procuring one or more so-called "tail" or "runoff" policies of directors' and officers' liability insurance that insure against the risks that would be insured against by the D&O Coverage.

          (c) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this section.

          (d) In addition to the other indemnification obligations set forth in this Section 6.10, the Buyer will cause the Company's Articles of Incorporation to continue to include indemnification provisions substantially the equivalent of those currently contained therein, and fulfill the obligations of the Company to indemnify directors and officers under such provisions.

          (e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives

          (f) For purposes of this Section 6.10, an "officer" of the Company includes a person who is or has been a Trustee of the Company's Voting Trust.

     6.11 Expenses.

          (a) Except as otherwise provided in this Agreement, all Expenses (as defined below) incurred by the Buyer and the Company shall be borne solely and entirely by the party which has incurred the same.

          (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, lenders, experts and consultants to the party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, execution or performance of this Agreement and the transactions contemplated hereby (including, in the case of the Buyer, any such expenses incurred by or on behalf of Willis Stein & Partners III, L.P. or any of its affiliates, and including any such expenses incurred in connection with the due diligence review of the Company and the transactions contemplated hereby and its participation in the sale process conducted by the Company's financial advisor), the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby and thereby, including, without limitation, the fees paid by the Company to and expenses incurred by the Company's financial advisor, Bear, Stearns & Co. Inc.

     6.12 Company's Buying Deposit Agreements. As of the Effective Time, the Buying Deposit Agreements in effect between the Company and its retailer customers will be terminated and the collateral held thereunder will be released.

                                  ARTICLE VII
                   Conditions to the Obligations of the Buyer

     The obligations of the Buyer to consummate the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions as of the Closing, unless waived by the Buyer in writing:

     7.1 Representations and Warranties True. All of the representations and warranties of the Company contained in this Agreement (including, without limitation, the Disclosure Schedule hereto) shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except where the failure of such representations and warranties to be true and correct shall not, in the aggregate, be material to the business, financial condition, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, and the Company shall have delivered to the Buyer a certificate to that effect at the Closing. For purposes of this Section 7.1, each of the representations and warranties of the Company contained in this Agreement which is qualified in any respect by a separate standard of materiality or by reference to Material Adverse Effect shall be deemed to be made without giving effect to any of such separate qualifications.

     7.2 Performance. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by such parties on or prior to the Closing Date.

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

     7.3 Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the Share Exchange pursuant to this Agreement and the consummation of the transactions contemplated hereby, shall have been duly obtained or made in form and substance reasonably satisfactory to the Buyer and its counsel and shall be effective at and as of the Closing Date, including without limitation, the filing of notices with the appropriate authorities under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Filings") and the expiration of the waiting periods thereunder

     7.4 Delivery of Closing Documents. The Company shall have delivered to the Buyer the documents referred to in Section 3.2(a) hereof, in form and substance reasonably satisfactory to the Buyer and its counsel.

     7.5 Absence of Certain Events. No statute, rule or regulation shall have been enacted or promulgated which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental body or agency thereof which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

     7.6 No Material Adverse Change. There shall have been no Material Adverse Change affecting the Company during the period between the date of the most recent audited Financial Statements and the Closing Date.

     7.7 Consents. The Company shall have obtained and delivered to Buyer all consents of third parties in relation to the Share Exchange that may be required pursuant to any agreement to which the Company is a party or by which it is bound.

     7.8 Dissenting Shareholders. Dissenter's rights shall not have been exercised pursuant to Subchapter XIII of the WBCL with respect to more than ten (10%) percent of the shares of Company Common Stock issued and outstanding as of the Effective Time.

     7.9 Shareholders' Meeting. The Company shall have called and held the Shareholders' Meeting, at which the requisite affirmative vote of the shareholders of the Company required under the WBCL for approval of the Share Exchange shall have been obtained. The Certificate Holders' Meeting shall have been held, and at such meeting the requisite affirmative vote of the Certificate Holders required under the WBCL and the Voting Trust Agreement for approval of the Share Exchange shall have been obtained.

     7.10 Trademark Licenses. The Company and each of its Subsidiaries shall have entered into written trademark licenses with respect to the "PICK `N SAVE" trademark that are in form and substance reasonably satisfactory to the Buyer and its counsel, with those of its customers that use the "PICK `N SAVE" trademark, but are not currently parties to a written license to use such trademark.

     7.11 Non-Competition Agreements. Each of Messrs. Gerald F. Lestina and Robert D. Ranus shall have executed and delivered to the Buyer a non-competition, non-solicitation and confidentiality agreement, in form and substance reasonably acceptable to the Buyer, and such agreements shall be in full force and effect as of the Closing. No separate or additional monetary consideration shall be payable to either Mr. Lestina or Mr. Ranus for such agreements.

     7.12 Financing. The Buyer shall have received the debt financing proceeds in substantially the amounts, and on substantially the terms and conditions set forth in the term sheets included with the Commitment Letters and reasonably satisfactory to the Buyer.

     7.13 Payoff Letters and Releases. The Company shall have provided to the Buyer payoff letters with respect to all Indebtedness of the Company and its Subsidiaries (other than capital leases that will remain in force and effect following the Closing) outstanding as of the Closing and obtained releases of all Encumbrances, including appropriate UCC termination statements, against the Company's or any of its Subsidiaries' property, all on terms reasonably satisfactory to the Buyer.

                                  ARTICLE VIII
                  Conditions to the Obligations of the Company

     The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions on or prior to the Closing, unless waived by the Company in writing:

     8.1 Representations and Warranties True. All of the representations and warranties of the Buyer contained in this Agreement (including, without limitation, the Disclosure Schedule) shall be true and correct in all material respects (except that where any statement in a representation or warranty is qualified by a standard of materiality, such statement, as so qualified, shall not have become untrue in any respect) on the Closing Date as though such representations and warranties were made on such date, and the Buyer shall have delivered certificates to that effect at the Closing.

     8.2 Performance. The Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

     8.3 Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the Share Exchange pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Company and its counsel and shall be effective at and as of the Closing Date, including, without limitation, the HSR filings and the expiration of the waiting periods thereunder.

     8.4 Delivery of Closing Documents. The Company shall have received the cash, instruments, agreements and other documents referred to in Section 3.2(b) hereof in form and substance reasonably satisfactory to the Company and its counsel.

     8.5 Absence of Certain Events. No statute, rule or regulation shall have been enacted or promulgated which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental body or agency thereof which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

     8.6 Shareholders' Meeting; Certificate Holders' Meeting. The requisite affirmative vote of the shareholders of the Company required under the WBCL for approval of the Share Exchange shall have been obtained, and the requisite affirmative vote of the Certificate Holders required under the WBCL and the Voting Trust Agreement for approval of the Share Exchange shall have been obtained.

                                   ARTICLE IX
                                   Termination

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, subject to Section 9.2 below:

          (a)  by mutual written consent of the Buyer and the Company;

          (b) by either the Buyer or the Company if any approval of the shareholders of the Company required for the consummation of the Share Exchange shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

          (c) by the Company or the Buyer (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty is qualified by a standard of materiality, such statement, as so qualified, shall have been breached) of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or the Buyer, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty is qualified by a standard of materiality, such statement, as so qualified, shall not have become untrue in any respect), in either case, which breach or other condition has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to the Closing Date; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(c) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.1 (in the case of a breach of a representation or warranty by the Company) or Section 8.1 (in the case of a breach of a representation or warranty by the Buyer); and, provided further that this Agreement may not be terminated pursuant to this
Section 9.1(c) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

          (d) by the Company upon at least five (5) days' prior written notice thereof to the Buyer so long as, prior to giving such notice and at the effective time of such termination: (i) the Board shall have determined to accept a Superior Proposal, (ii) the Board, after having consulted with and considered the advice of the Company's outside counsel, shall have determined in good faith that its failure to accept such Superior Proposal will reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, and
(iii) each of the conditions in clauses (B) through (E) of Section 6.1(a)(iii) shall have been satisfied;

          (e)  [intentionally omitted]

          (f) by the Buyer if (i) the Board shall not have recommended, or shall have resolved not to recommend or shall have qualified, modified or withdrawn (or proposed to qualify, modify or withdraw) its recommendation of the Share Exchange or declaration that the Share Exchange is advisable and fair to and in the best interest of the Company and its shareholders, or shall have resolved to do so, (ii) any person (other than the Buyer) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of the Company Common Stock, (iii) the Board shall have resolved to accept any Takeover Proposal or recommended to the shareholders of the Company (or the Trust Certificate Holders) any Takeover Proposal or shall have resolved to do so, (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders and the Trust Certificate Holders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders or Trust Certificate Holders), or (v) the Company or any of its Subsidiaries shall have entered into or proposed to enter into a letter of intent, agreement in principle, merger agreement, share exchange agreement, acquisition agreement, option agreement or other similar agreement with respect to any Takeover Proposal;

          (g) by either the Buyer or the Company if any permanent injunction preventing the consummation of the Share Exchange shall have become final and nonappealable;

          (h) by the Buyer if (i) there shall have been any breach of the obligations of the Company or the Board under Section 6.1, Section 6.3 or
Section 6.8, or (ii) dissenter's rights shall have been exercised pursuant to Subchapter XIII of the WBCL with respect to more than ten percent (10%) of the shares of the Company Common Stock issued and outstanding as of the Effective Time;

          (i) by either the Buyer or the Company if the Share Exchange shall not have been consummated by September 30, 2002; provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Share Exchange as of such date.

     9.2  Effect of Termination.

          (a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in this
Section 9.2, (ii) the provisions of this Section 9.2 and Section 6.11 shall survive such termination;

and (iii) nothing herein shall relieve any party from liability for any breach of this Agreement, except as provided in Section 9.2(d), or shall restrict either party's rights in the case thereof notwithstanding the provisions of
Section 6.11.

          (b) Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated:

               (i) (A) by the Buyer or the Company in accordance with Section 9.1(g) or (B) by the Buyer or the Company in accordance with Section 9.1(i),

          and a Takeover Proposal shall have been made prior to any such termination of this Agreement,

OR

               (ii) (A) by the Company or the Buyer in accordance with Section 9.1(b) or (B) by the Buyer in accordance with Section 9.1(c), Section 9.1(f)(i) or Section 9.1(h),

then the Company shall pay to the Buyer by wire transfer of immediately available funds an amount equal to the lesser of the aggregate amount of Buyer's Reimbursable Costs and Four Million Dollars ($4,000,000), and such termination shall not be effective in respect of any of the Company's obligations under this Agreement unless and until the Company shall have made such payment to the Buyer. The Company's payment to the Buyer of such amount shall be made promptly, but in no event later than the date of such termination. As used in this Agreement, "Reimbursable Costs" means the reasonable out-of-pocket Expenses incurred by the Buyer (or on its behalf), excluding the time of any employee, officer or director of the Buyer or its Affiliates.

          (c) Notwithstanding the provisions of Section 6.11, and without duplication of the payments contemplated by Section 9.2(b) above, in the event that:

               (i) (A) this Agreement is terminated (1) by the Company or the Buyer in accordance with Section 9.1(b), (2) by the Buyer in accordance with Section 9.1(c), Section 9.1(f)(i) or Section 9.1(h), or (3) by the Buyer or the Company in accordance with Section 9.1(g) or Section 9.1(i), and

                      (A) a Takeover Proposal shall have been made prior to any such termination of this Agreement, and

                      (B) concurrently with or within twelve months after any such termination, (1) a Third Party Acquisition Event (as defined below) occurs or (2) the Company shall enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, option agreement or other similar agreement or propose publicly or agree to any of the foregoing with respect to any Third Party Acquisition Event (provided that in the case of this clause (2), the Third Party Acquisition Event contemplated thereby is ultimately consummated, even if after such twelve-month period); or

               (ii) this Agreement is terminated by the Company in accordance with Section 9.1(d); or

               (iii) this Agreement is terminated by the Buyer in accordance with Section 9.1(f)(ii), 9.1(f)(iii), 9.1(f)(iv) or 9.1(f)(v),

then, in each case and without duplication, the Company shall pay to Willis Stein by wire transfer of immediately available funds a fee (the "Termination Fee") equal to Twenty Million Dollars ($20,000,000) and to the Buyer an amount equal to the Buyer's Reimbursable Costs; provided that the aggregate amount payable by the Company to Willis Stein and the Buyer pursuant to this Section 9.2(c) will not exceed that amount which, when combined with the payment previously made by the Company to the Buyer pursuant to Section 9.2(b), equals Twenty One Million

Five Hundred Thousand Dollars ($21,500,000). Such payment shall be made promptly, but in no event later than (x) in the case of clause (i) above, subject to Section 9.2(b) above, the later to occur of the date of such termination and the date of such Third Party Acquisition Event and (y) in the case of clause (ii) or clause (iii) above, the date of such termination. If this Agreement is terminated pursuant to Section 9.1(d) or by the Buyer pursuant to
Section 9.1(f), such termination shall not be effective in respect of any of the Company's obligations hereunder until the Company has paid to the Buyer in full all amounts owing to the Buyer pursuant to this Section 9.2(c). For purposes hereof, "Willis Stein" means, collectively, Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., and Willis Stein & Partners III-C, L.P.

     As used in this Agreement, a "Third Party Acquisition Event" involving the Company means (1) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other then the Buyer or any affiliate thereof ("Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than twenty percent (20%) of the outstanding equity securities or voting power of the Company or any Subsidiary, pursuant to a tender offer or exchange offer or otherwise, (2) a merger, consolidation, share exchange or other business combination involving the Company or any Subsidiary pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than twenty percent (20%) of the outstanding equity securities or voting power of the Company or any Subsidiary or of the entity surviving such merger or business combination or resulting from such consolidation, (3) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of the Company or any Subsidiary (including, for this purpose, outstanding equity securities of subsidiaries of such party) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of the Company immediately prior to such transaction or series of transactions, or (4) any transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board.

          (d)  The Company hereby acknowledges that the agreements contained in
Section 9.2(b) and Section 9.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Buyer would not enter into this Agreement. Accordingly, if either (i) the Company fails promptly to pay any amount due pursuant to Section 9.2(b) or (ii) the Company fails promptly to pay any amount due pursuant to Section 9.2(c) and a Third Party Acquisition Event has occurred, and, in order to obtain such payment, the Buyer commences a lawsuit which results in a judgment against the Company for all or any portion of the amounts contemplated by Section 9.2(b) or
Section 9.2(c), the Company shall pay to the Buyer the Buyer's costs and expenses (including attorneys' fees and expenses) incurred in connection with such lawsuit, together with interest at the prime rate in effect on the date such payment was required to be made, as published in the Wall Street Journal. The Company hereby agrees that any remedy or amount payable pursuant to Section 9.2(b) or Section 9.2(c) shall not preclude any other remedy or amount payable hereunder and will not be an exclusive remedy for any breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement; provided that if the Buyer terminates this Agreement in accordance with Section 9.1(c) and receives in a timely manner all payments to which it is entitled pursuant to Section 9.2(b) and Section 9.2(c), then such payments will be the Buyer's exclusive remedy for any breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement.

     9.3  Superior Proposal.

          (a) Subject to Section 9.3(b) below, for purposes of this Agreement, a "Superior Proposal" shall mean a Takeover Proposal that (i) either is not subject to a financing contingency or, if so subject, is accompanied by executed financing commitments from bona fide lenders or investors in sufficient amount and customary form, (ii) the Board in good faith concludes (following the receipt of the advice from its financial advisors and outside counsel) will result in a transaction which is likely to be consummated and (iii) the Board in good faith concludes (following the receipt of the advice from its financial advisors and outside counsel) will be likely to result in a transaction that, if consummated, would yield a higher purchase price to, and would otherwise be more favorable from a financial point of view to, the shareholders of the Company than the Share Exchange (taking into account any changes to the terms of the Share Exchange proposed by the Buyer pursuant to Section 9.3(b) below). In making its determination under clause (iii) above, the Board shall take into account, among other things, the form of consideration offered, it being understood that, in valuing any such consideration other than cash, the Board will take into account such valuation factors (such as discounts for lack of liquidity and other risks associated with the form of consideration offered) as are appropriate in the opinion of its financial advisors, and all legal, regulatory and similar other risks that may be associated with the proposal (and the person making it) as may be appropriate in the opinion of the Company's outside counsel. In evaluating the superiority of the proposal from a financial point of view, the Company shall give effect to and take into account the amendments, if any, to the terms of the Share Exchange proposed by the Buyer in accordance Section 9.3(b) below, any adjustment made pursuant to the sentence immediately foregoing, and the effect on the total consideration receivable by the Company's shareholders of the Termination Fee and the amount that the Company may be obligated to reimburse the Buyer for its expenses, as provided in Section 9.2 above.

          (b) If the Board determines in good faith that the Company has received a Takeover Proposal which is reasonably likely to result in, or constitutes, a "Superior Proposal" and, consequently, the Board determines in good faith to take any of the actions contemplated by Section 6.3(c), Section 9.1(d) or the proviso to Section 6.1(a)(iii), then prior to taking any such action, the Company shall deliver a written notice (a "Proposal Notice") to the Buyer specifying in reasonable detail: (i) the information required to be provided under Section 6.3(d) above (if not previously provided); and (ii) such other information as the Buyer may reasonably request to enable it to understand the basis upon which the Board has made the determination that such proposal (such "Proposal") is reasonably likely to result in, or constitutes, a Superior Proposal. The Buyer shall be entitled, at its option, to propose in writing to amend the terms of the Share Exchange at any time during the period of three (3) business days following its receipt of the final Proposal Notice in respect of such Proposal (the "Election Period"), so that the terms thereof will be equivalent or superior to such Proposal, as determined in accordance with
Section 9.3(a). Notwithstanding anything herein to the contrary, no Proposal shall constitute a Superior Proposal for purposes of this Agreement (including, without limitation, any of Sections 6.1(a)(iii), 6.3(c) and 9.1(d)), unless the Buyer fails to amend the terms of the Share Exchange in the foregoing manner within the Election Period. Any failure of the Buyer to so amend the terms of the Share Exchange shall in no way affect any of the Buyer's rights under this Agreement or at law or in equity, including, without limitation, any rights it may have to challenge the Board's determination that a Takeover Proposal is reasonably likely to result in, or constitutes, a Superior Proposal.

                                   ARTICLE X
                            Miscellaneous Provisions

     10.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time.

     10.2 Waiver of Compliance. Any failure by any of the parties hereto to comply with any obligation, covenant or agreement or to fulfill any condition herein may be waived only by a written notice from the party entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right or any other right hereunder by that party.

     10.3 Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) when delivered personally to the recipient, if during business hours on a business day, (ii) when received by facsimile, if during business hours on a business day and otherwise on the next succeeding business day, but only so long as a copy thereof is also delivered to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each of the parties hereto at its respective address set forth below or at such other address as may from time to time be designated by such party to the others in accordance with this
Section 10.3:

          If to the Company           Roundy's, Inc.
          or the Company's            23000 Roundy Drive
          Agent to:                   Pewaukee, WI 53072
                                      Attention: Edward G. Kitz, Vice-President,
                                      Secretary and Treasurer
                                      Facsimile: (414) 953-7979

          with a copy to:             Whyte Hirschboeck Dudek S.C.
                                      111 East Wisconsin Avenue, Suite 2100
                                      Milwaukee, WI 53202
                                      Attention: John F. Emanuel
                                      Facsimile: (414) 223-5000

          If to the Buyer to:         Roundy's Acquisition Corp.
                                      c/o Willis Stein & Partners III, L.P.
                                      227 West Monroe Street
                                      Suite 4300
                                      Chicago, IL 60606
                                      Attention: Mark P. Michaels, Managing
                                      Director
                                      Facsimile: (312) 422-2418

          with a copy to:             Kirkland & Ellis
                                      200 East Randolph Drive
                                      Chicago, IL 60601
                                      Attention: John A. Weissenbach
                                                 David H.C. Lee
                                      Facsimile: (312) 861-2200


          10.4 Public Announcements. No party hereto will issue any report, statement or release to the general public, to the trade, to the general or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby), relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties hereto.

          10.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations shall be assigned by any party hereto without the prior hereto written consent of the other parties, and any attempted assignment or transfer without such prior written consent shall be null and void; provided that the Buyer shall have the right to assign all or any portion of its rights and obligations under this Agreement to (i) one or more wholly-owned subsidiaries of the Buyer (including any subsidiary which may be organized subsequent to the date hereof), (ii) in connection with a merger or consolidation involving the Buyer or the Company or other disposition of all or substantially all of the assets, any of the divisions of the Buyer or the Company, or (iii) after (or contemporaneously with) the Effective Time, any lender providing financing to the Buyer, the Company or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of the Buyer hereunder (subject to any limitations or conditions that would be applicable to the exercise of such rights by Buyer itself), provided that no such assignment shall in any manner limit or impair the Buyer's obligations hereunder.

          10.6 No Third Party Beneficiary. Except as provided in Section 6.9 and 6.10, neither this Agreement nor any provision hereof, nor any statement, schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any person other than the parties hereto and their respective successors and permitted assigns.

          10.7 Captions and Paragraph Headings; Rules of Construction. Captions and paragraph headings used herein are for convenience only and are not intended to be a part of this Agreement and shall not be used in construing it. No provision of this Agreement shall be construed against any party hereto solely because such party or its legal representative drafted such provision.

          10.8 Entire Agreement; Modifications; Severability. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, written or oral, of the parties relating to the subject matter hereof, including without limitation the Exclusivity Agreement, by and among the Company, Buyer and Willis Stein, dated as of March 21, 2002. This Agreement may be amended or modified only by an instrument signed by the parties and Willis Stein, or by their duly authorized agents. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

          10.9 Definition of Knowledge. With respect to the representations and warranties of the Company set forth herein which are made subject to the qualification "to the Knowledge of the Company," or other qualification of similar import, the Company shall be deemed to have Knowledge of (i) any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to the President or any Board-appointed Vice President of the Company; and
(ii) any matter, fact or thing which reasonably should be known by such persons after "due inquiry," taking into account any and all roles or positions which such persons may hold and any and all duties and responsibilities they may have vis-a-vis the Company and its business.

          10.10 Definition of Material Adverse Effect and Material Adverse Change. The term "Material Adverse Effect" as used in this Agreement shall mean an effect that is materially adverse to the business, financial condition, results of operations or prospects of the Company and the Subsidiaries (or the Buyer, as the case may be) taken as a whole. The term "Material Adverse Change" means a change or event that gives rise to a Material Adverse Effect.

          10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.12 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to principles of conflicts of law thereunder.

          10.13 Exclusive Jurisdiction. Each of the parties hereby (a) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any Federal or state court within Milwaukee or Waukesha County, State of Wisconsin, and any court to which an appeal may be taken in any such litigation, and (b) by execution and delivery of this Agreement, irrevocably submits to and accepts with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction under the constitution or laws of the State of Wisconsin or the Constitution or laws of the United States of America or otherwise.

          10.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH THIS AGREEMENT OR ANY DISPUTE OR CONTROVERSY HEREUNDER OR THE TRANSACTIONS THAT ARE THE SUBJECT HEREOF.

                            [Signature Page Follows]

                  [Signature Page to Share Exchange Agreement]


     IN WITNESS WHEREOF, the parties hereto have duly executed this Share Exchange Agreement on the date first above written.

ROUNDY'S, INC.                          ROUNDY'S ACQUISITION CORP.


By:   /s/ GERALD F. LESTINA             By:   /s/ MARK P. MICHAELS
     --------------------------------        -----------------------------------

Its:  President & CEO                   Its:
     --------------------------------        -----------------------------------


Solely for purposes of Section 9.2(c) and Section 10.8 of the Share Exchange
Agreement:

WILLIS STEIN & PARTNERS III, L.P.
WILLIS STEIN & PARTNERS DUTCH III-A, L.P.
WILLIS STEIN & PARTNERS DUTCH III-B, L.P.
WILLIS STEIN & PARTNERS III-C, L.P.
By WILLIS STEIN & PARTNERS MANAGEMENT III, L.P.
Its General Partner
By WILLIS STEIN & PARTNERS MANAGEMENT III, L.L.C.
Its General Partner


By:    /s/ MARK P. MICHAELS
       ----------------------------------------------
       Mark P. Michaels, Managing Director

                     Exhibit A to Share Exchange Agreement*
                           Closing Indebtedness Amount
                             As of December 29, 2001

                                                                                 --------------  --------------
Section 1.1(e)                                                                       Amount         Footnote
                                                                                 --------------  --------------
        Indebtedness as defined in Section 1.1(f)                                  $229,717,945
        Interest                                                                   $          0   (a)
        Prepayment penalties                                                       $  6,000,000   (b)
        Premiums                                                                   $          0
        Fees                                                                       $          0
        Expenses                                                                   $          0
                                                                                 --------------
            Total Closing Indebtedness Amount                                      $235,717,945

Section 1.1(f)

        (i) Any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money

           Total under 1.1(f)(i) [other than that included
           in (f)(ii) below]                                                       $          0

        (ii) Any indebtedness evidenced by any note, bond, debenture or other debt security

        Senior Notes                                                               $130,000,000   (c)
        Notes Payable under Revolving Credit Agreement                             $ 59,000,000   (c)
        Subordinated Notes Payable                                                 $ 25,350,000
        Other Long Term Debt                                                       $    211,400
                                                                                 --------------
            Total under 1.1(f)(ii)                                                 $214,561,400

        (iii) Any indebtedness for the deferred purchase price of property or services (other than trade payables and other current liabilities incurred in the ordinary course of business)

            Total under 1.1(f)(iii)                                                $          0

        (iv) Obligations under capitalized leases (as defined, and in the amount recordable as a liability, in accordance with GAAP)

        Capital Lease Obligations                                                  $ 13,987,100
                                                                                 --------------
            Total under 1.1(f)(iv)                                                 $ 13,987,100

        (v) Any indebtedness (other than trade payables and other current liabilities incurred in the ordinary course of business) secured by any Lien on the Company's or a Subsidiary's assets

            Total under 1.1(f)(v)                                                  $          0   (c)

        (vi) Any cash, book or bank overdrafts (other than those incurred in the ordinary course of business consistent with past practice and custom)

            Total under 1.1(f)(vi)                                                 $          0

        (vii) Any accrued interest payable on the foregoing Accrued Interest
        Payable                                                                    $  1,169,445
                                                                                 --------------
            Total under 1.1(f)(vii)                                                $  1,169,445

          Total Indebtedness under Section 1.1(f)                                  $229,717,945

                     Exhibit A to Share Exchange Agreement*
                           Closing Indebtedness Amount
                             As of December 29, 2001

Footnotes:

        (a) Accrued interest is included in Indebtedness as defined in Section 1.1(f).
        (b) Represents $6,000,000 in estimated breakage costs related to the Company's $60,000,000 notional amount interest rate swap agreement expiring April 4, 2005. Under the terms of the swap agreement, the Company pays a fixed rate of 7.32% and receives a floating LIBOR rate.
        (c) All indebtedness under the Senior Notes and Notes Payable under Revolving Credit Agreement in 1.1(f)(ii) is secured by a pledge of all of the Company's assets to the Lenders (as defined in Section 4.2(b) of the Disclosure Schedule).

* All capitalized terms not otherwise defined herein shall have the meaning accorded to them in the Share Exchange Agreement.

            LIST OF OMITTED EXHIBITS AND SCHEDULES TO SHARE EXCHANGE AGREEMENT BY AND BETWEEN ROUNDY'S ACQUISITION CORP. AND
                       ROUNDY'S, INC. DATED APRIL 8, 2002

Exhibit B            Form of Press Release

Disclosure Schedule  Pursuant to Article IV and Section 5.6 of the Share
                     Exchange Agreement

THE ABOVE-DESCRIBED EXHIBITS AND SCHEDULES ARE OMITTED FROM THIS FILING PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K. THE REGISTRANT, ROUNDY'S, INC., HEREBY AGREES TO FURNISH A COPY OF SUCH EXHIBITS AND SCHEDULES TO THE COMMISSION UPON REQUEST.